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                                                                  Exhibit 10.12


                  SECOND AMENDED AND RESTATED LOAN AGREEMENT


      This Second Amended and Restated Loan Agreement (hereinafter referred to as the "AGREEMENT") executed as of June 5, 1998, by and between Matador E&P Company, Inc., a Texas corporation (hereinafter referred to as "BORROWER"), Matador Petroleum Corporation, a Texas corporation (hereinafter referred to as "PARENT"), each of the lenders listed on the signature pages hereof or which pursuant to SECTION 14.3(c) becomes a "Lender" hereunder (each individually, a "LENDER" and collectively, the "LENDERS"), Comerica Bank-Texas, as Agent (in such capacity, together with its successors in such capacity, "AGENT") and Comerica Bank-Texas, as Issuing Lender (in such capacity, together with its successors in such capacity, "ISSUING LENDER").

                                   WITNESSETH:

      WHEREAS, the Borrower and Comerica Bank-Texas are parties to that certain Amended and Restated Loan Agreement dated as of April 23, 1996, as amended by Amendment One through Amendment Three (as amended, the "PRIOR LOAN AGREEMENT"); and

      WHEREAS, the Borrower has requested that certain amendments be made to the Prior Loan Agreement; and

      WHEREAS, the Borrower and the Lenders desire to amend and restate in its entirety the Prior Loan Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Borrower, Parent, Lenders, Issuing Lender and Agent hereby agree as follows:

      1. DEFINITIONS. When used herein, the terms "Agent", "Agreement", "Borrower", "Issuing Lender", "Lender(s)" and "Parent" shall have the meanings indicated above. When used herein, the following terms shall have the following meanings:

            (a) ADVANCE - Shall mean a borrowing requested by Borrower and made by Lenders under this Agreement, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include an Advance made as a Contract Rate Loan and an Advance made as a LIBOR Rate Loan.

            (b) AFFILIATE - As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting


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      power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            (c) AGGREGATE REVOLVING CREDIT EXPOSURE - As to any Lender at any time, an amount equal to the aggregate principal amount of all Loans made by such Lender then outstanding.

            (d) APPLICABLE RATE - The Contract Rate or the LIBOR-based Rate, as the case may be, that is applicable to any Revolving Loan made pursuant hereto.

            (e)   ASSIGNEE - As defined in SECTION 14.3(c).

            (f) AVAILABLE COMMITMENT - As to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender's Aggregate Revolving Credit Exposure.

            (g) AVERAGE QUARTERLY USAGE - The amount obtained, expressed as a percentage, by dividing the "Average Loan Balance" for a calendar quarter by the "Average Borrowing Base" for such calendar quarter. For purposes hereof, the "AVERAGE LOAN BALANCE" is determined by adding the unpaid balance of the Loans outstanding under SECTION 2 hereof for each calendar day during a calendar quarter and by dividing such sum by the number of days in such calendar quarter. For purposes hereof, the "AVERAGE BORROWING BASE" is determined by adding the amount of the Borrowing Base for each calendar day during a calendar quarter and by dividing such sum by the number of days in such calendar quarter.

            (h) BASE RATE - The variable rate of interest per annum announced or quoted from time to time by the Agent as its base or prime rate for commercial loans (which rate of interest may not be the lowest rate of interest which Agent may charge to its most preferred customers) (if the prime rate for commercial loans is discontinued by the Agent as a standard, the sum of the Federal Funds Effective Rate plus one percent (1.0%) shall be the Base Rate). Each change in the Base Rate shall become effective without notice to Borrower on the effective date of each change in the Base Rate as announced by the Agent.

            (i) BORROWING BASE - The value assigned by the Lenders from time to time to the Mortgaged Properties pursuant to SECTION 5 of this Agreement.

            (j)   [ Intentionally Omitted ]

            (k) BORROWING DATE - The date elected by the Borrower pursuant to
      SECTION 2(b) hereof for an Advance on the Revolving Loan.


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            (l) BUSINESS DAY - Shall mean any day other than a Saturday, Sunday or holiday on which Agent is open for all or substantially all of its domestic and international commercial banking business (including dealings in foreign exchange) in Dallas, Texas, and, if the applicable day relates to the LIBOR-based Rate, any Interest Period, or any notice with respect to the LIBOR-based Rate or any Interest Period, also a day on which dealings in Dollar deposits are also carried on in the London interbank market and on which banks are open for business in London.

            (m) CHANGE OF CONTROL - A Change of Control shall occur after the effective date hereof if (i) any Person or "group" has acquired "beneficial ownership" (as such terms are defined under SECTION 13d-3 of and Regulation 13d under the Securities Exchange Act of 1934, as amended), either directly or indirectly, of outstanding voting shares of Stock of Parent having more than forty percent (40%) of the voting power for the election of directors of Parent under ordinary circumstances, (ii) more than fifty percent (50%) of the members of Parent's or Borrower's board of directors shall have been replaced by new directors not nominated by a majority of directors who were either (x) directors on the Closing Date or
      (y) directors after the Closing Date and whose nomination to the board of directors of Parent or Borrower, as applicable, was itself approved by a majority of directors on the board who were directors on the Closing Date, or (iii) Parent ceases to own, directly or indirectly, beneficially and of record, 100% of each class of capital stock of Borrower entitled to vote for directors thereof.

            (n) CLOSING DATE- The date on which the conditions precedent set forth in SECTION 9 have been satisfied.

            (o) COLLATERAL- all assets of Borrower, Parent or Operating, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.

            (p) COMMITMENT PERCENTAGE- As to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding).

            (q) COMMITMENT PERIOD- The period from and including the date hereof to but not including the Revolving Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

            (r) COMMODITY HEDGING AGREEMENT- A commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against


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      fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies.

            (s) CONTRACT RATE - That rate of interest per annum (calculated on the basis of actual days elapsed in a year of 360 days) equal to the Base Rate.

            (t)   [ Intentionally Omitted ]

            (u) CONTRACT RATE LOANS- Revolving Loans bearing interest at the Contract Rate.

            (v) CURRENT ASSETS - The total of the Borrower's current assets, determined in accordance with GAAP, at the time of any determination thereof, plus the Unused Availability at such time.

            (w) CURRENT LIABILITIES - The total of the Borrower's current liabilities, determined in accordance with GAAP, at the time of any determination thereof, less current maturities under this Agreement at such time.

            (x) DEFAULT - Any event or condition which would with the passage of time or notice or both become an Event of Default.

            (y) DOLLARS and $- Dollars in lawful currency of the United States of America.

            (z) ENVIRONMENTAL LAWS - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A.
      Section 9601, ET SEQ., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A.
      Section 6901, ET SEQ., the Clean Air Act, 42 U.S.C.A. Section 7401, ET SEQ., at the Clean Water Act of 1977, 33 U.S.C.A. Section 1251, ET SEQ., the Toxic Substances Control Act, 15 U.S.C.A. Section 2601 ET SEQ. and all other federal, state or local laws relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous or toxic wastes, substances or materials, as each of the foregoing may be amended from time to time.

            (aa) ENVIRONMENTAL LIABILITY - Any material claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined).

            (bb) ENVIRONMENTAL LIEN - A Lien in favor of any court, governmental agency or instrumentality or any other person (i) for any liability under any Environmental Law


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      or (ii) for damages arising from, or costs incurred by such court or governmental agency or instrumentality or other person in response to, a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

            (cc) ERISA - The Employee Retirement Income Security Act of 1974, as amended.

            (dd) EVENT OF DEFAULT - The term "Event of Default" is used herein as defined in SECTION 12 hereof.

            (ee) FEDERAL FUNDS EFFECTIVE RATE - For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

            (ff) FINANCIAL STATEMENTS - Balance sheets, income statements, statements of cash flows, and appropriate footnotes and schedules, prepared in accordance with GAAP.

            (gg) GAAP - Generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Borrower, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee or such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in GAAP, the, Loan Documents, to the extent GAAP applies, shall continue to be construed in accordance with GAAP as in existence on the date hereof; provided, however, the Lenders and the Borrower will thereafter negotiate in good faith to revise any affected covenants to make such covenants consistent with GAAP as then in effect, and, after any such revision, the Loan Documents will be construed in accordance with GAAP as then in effect.

            (hh) GOVERNMENTAL AUTHORITY - Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


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


            (ii) GUARANTEES- The Guarantee executed by Parent, in the form of EXHIBIT G hereto, as amended, modified or supplemented from time to time, and the Guarantee executed by Operating, in the form of EXHIBIT G hereto, as amended, modified or supplemented from time to time.

            (jj) INTEREST NOTICE - Has the meaning given to such term in SECTION 4(B) hereof.

            (kk) INTEREST OPTION - The option, exercisable from time to time by Borrower, to designate portions of the unpaid principal balance of Revolving Loans as Contract Rate Loans or LIBOR Rate Loans.

            (ll) INTEREST PERIOD - Shall mean a period of one (1) month, two (2) months, three (3) months, six (6) months or twelve (12) months (if and when twelve month maturities are available to Agent), commencing on the day an Advance is made as a LIBOR Rate Loan or on the effective date of an election of the LIBOR-based Rate hereunder, as applicable, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that (i) if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day,
      (ii) when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month and (iii) an Interest Period must end on a date on or before the Maturity Date.

            (mm) ISSUING LENDER - Comerica Bank - Texas, in its capacity as issuer of a Letter of Credit.

            (nn) LETTER OF CREDIT - means any letter of credit issued by Issuing Lender on behalf of Borrower and all outstanding letters of credit listed on SCHEDULE 1.1 hereto, and any renewal or extension thereof.

            (oo) LETTER OF CREDIT EXPOSURE - means, at any time, the aggregate undrawn maximum face amount of all Letters of Credit outstanding at such time and the aggregate amount of all unreimbursed drawings made under Letters of Credit.

            (pp) LIBOR BALANCE - The portion(s) of the unpaid principal balance of the Revolving Loans that bear interest at the LIBOR-based Rate.

            (qq) LIBOR-BASED RATE - Shall mean, with respect to any LIBOR Balance outstanding hereunder bearing interest at the LIBOR-based Rate for an applicable Interest Period, a per annum interest rate (calculated on the basis of actual days elapsed in a year of 360 days) which is equal to the sum of the LIBOR Margin, plus the quotient of:


                                       6


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            (a)   the LIBOR Rate;

                  divided by
            (b) an amount equal to one (1.00) MINUS the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified at any time during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirements with respect to eurodollar funding (currently referred to as "eurocurrency liabilities") in Regulation D of such Board maintained by a member bank of such System; all as conclusively determined by Agent.

            (rr) LIBOR MARGIN - Shall mean one and seven-eighths percent (1.875%); provided, however, that if Borrower's Average Quarterly Usage during a fiscal quarter, commencing with the quarter ending September 30, 1998, is sixty-five percent (65%) or less and no Event of Default is existing at the end of such quarter, then the LIBOR Margin for any Interest Period commencing during the immediately succeeding fiscal quarter shall be one and one-quarter percent (1.25%); provided, further, that if Borrower's Average Quarterly Usage during a fiscal quarter, commencing with the quarter ending September 30, 1998, is greater than sixty-five percent (65%) but less than eighty-one percent (81%) and no Event of Default is existing at the end of such quarter, then the LIBOR Margin for any Interest Period commencing during the immediately succeeding fiscal quarter shall be one and one-half percent (1.500%). The LIBOR Margin from the Closing Date through September 30, 1998 shall be one and one-quarter percent (1.25%).

            (ss) LIBOR RATE - Shall mean, with respect to any LIBOR Balance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to the relevant Interest Period for such Advance, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 10:00 a.m. (Dallas, Texas time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the "LIBOR Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the "LIBOR Rate" shall, instead, be the per annum rate equal to the average) of the rate at which Agent is offered Dollar deposits at or about 10:00 a.m. (Dallas, Texas time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective LIBOR Rate Loan which is to bear interest at such LIBOR-based Rate and for a period equal to the relevant Interest Period.

      Determination of the LIBOR Rate shall be made by Agent in its discretion and shall be binding and conclusive on the Borrower and the Lenders in the absence of manifest error.

            (tt) LIBOR RATE LOANS- Revolving Loans bearing interest at the LIBOR-based Rate.

            (uu) LIEN - Any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

            (vv)  LOAN- Any loan made by a Lender pursuant to this Agreement.

            (ww) LOAN DOCUMENTS- This Agreement, any Notes, the Guarantees, Letter of Credit applications, Letters of Credit, the Security Instruments and any other agreements and documents executed pursuant to this Agreement.

            (xx) MATERIAL ADVERSE EFFECT - Any material and adverse effect on
      (i) the assets or properties, liabilities, financial condition, business, operations or affairs of the Borrower or the Mortgaged Properties, as the case may be, from those reflected in the Financial Statements of the Borrower prepared as at December 31, 1997 or in the most current Financial Statements of Parent or Borrower in the possession of Agent or from the facts represented or warranted in this Agreement or any other Loan Document, or (ii) the ability of the Borrower to carry on its business or to meet its obligations under the Notes, this Agreement or the other Loan Documents on a timely basis.

            (yy)  MATURITY DATE - February 28, 2003.

            (zz)  MAXIMUM LINE AMOUNT - $100,000,000.00.

            (aaa) MAXIMUM RATE - At any particular time in question, the maximum nonusurious rate of interest which under applicable law may then be contracted for, taken, reserved, charged, or received on the Notes. If such maximum rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower from time to time as of the effective date of each change in such maximum rate. If applicable law ceases to provide for such a maximum rate of interest, the Maximum Rate shall be equal to eighteen percent (18%) per annum. The Maximum Rate shall be computed on the basis of a 360 day year consisting of twelve 30 day months. To the extent that the Texas Credit Title, as amended (the "ACT"), is relevant to any holder of the Notes for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "weekly ceiling", from time to time in effect, as referred to and defined in Chapter 1D of the Act, as modified by Article 1H.003 of the Act; subject, however, to the limitations on such applicable ceiling referred to and


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      defined in the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

            (bbb) MORTGAGED PROPERTIES - All of the right, title and interest of the Borrower in and to those Oil and Gas Properties described on EXHIBIT A hereto and in and to those Oil and Gas Properties, whether now owned or hereafter acquired, in which a Lien is purported to be created or to have been created by any Security Instrument, whether executed prior to, contemporaneous with or after the execution of this Agreement.

            (ccc) NET WORTH - As of any date with respect to any Person, the total shareholders' equity (including common stock and preferred stock (other than mandatorily redeemable stock that has been submitted for redemption) at stated value, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

            (ddd) NON-U.S. LENDER - As defined in SECTION 4(h)(ii).

            (eee) NOTES - The Notes described in SECTION 3 hereof.

            (fff) OBLIGATIONS- In each case whether now in existence or hereafter arising, (a) the principal of and interest and premium, if any, on the Loans, (b) all reimbursement obligations and all other liabilities of Borrower to Issuing Lender with respect to any Letter of Credit and (c) all indebtedness, liabilities, obligations, overdrafts, covenants and duties of Borrower to Lenders of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any note and whether or not for the payment of money under or in respect of this Agreement, the Notes or any of the other Loan Documents.

            (ggg) OIL AND GAS PROPERTIES - All right, title and interest of the Borrower in and, to oil, gas and mineral leases, oil and gas leases, mineral fee interests, overriding royalties, production payments, net profits interests, and all other mineral interests of any kind, and related personal properties (including, without limitation, oil and gas produced and saved, accounts arising from the sale of hydrocarbons, equipment, contract rights and general intangibles) and all tenements, hereditaments, appurtenances and properties belonging, affixed or incidental to such interests and leases.

            (hhh) OPERATING - Matador Operating Company, Inc., a Texas corporation.

            (iii) PARTICIPANT -  As defined in SECTION 14.3(b).

            (jjj) PERMITTED LIENS - (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate


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      action, diligently conducted, by or on behalf of the Borrower, provided that appropriate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age, pension or public liability obligations; (iii) vendors', carriers', warehousemen's, repairmen's, mechanic's, workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate action, diligently conducted, by or on behalf of the Borrower, provided that appropriate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP; (iv) operators' Liens incurred pursuant to an operating or joint operating agreement entered into in the ordinary course of business and securing the payment of obligations which are not yet due or which are being contested by Borrower in good faith; and (v) Environmental Liens which are being contested in good faith by appropriate proceedings and which cannot rank in priority above the Liens of Lenders.

            (kkk) PERSON - An individual, partnership, corporation, limited liability company, business trust, joint venture, trust, unincorporated association, Governmental Authority or other entity of whatever nature.

            (lll) PLAN - Any plan subject to Title IV of ERISA and maintained by the Borrower, or any such plan to which the Borrower is required to contribute on behalf of their respective employees.

            (mmm)  REGISTER- As defined in SECTION 14.3(d).

            (nnn) REQUIRED LENDERS- At any time, Lenders holding Commitment Percentages which aggregate at least eighty percent (80%).

            (ooo)  REVOLVER TERMINATION DATE - March 31, 2000.

            (ppp) REVOLVING CREDIT COMMITMENT- As to any Lender, the obligation of such Lender to make Revolving Loans to Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on SCHEDULE 1.2, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

            (qqq) REVOLVING LOAN(S) - The revolving loan(s) described in SECTION 2 hereof; such term shall also apply to the Loans made pursuant to SECTION 2 hereof even after the Loans are no longer revolving.

            (rrr) SECURITY INSTRUMENTS - The term Security Instruments is used collectively herein to mean (i) each Deed of Trust, Mortgage, Security Agreement, Assignment of


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

      Production and Financing Statement covering the Mortgaged Properties, and (ii) each Security Agreement covering any personal property, all such documents to be in form and substance satisfactory to the Lenders.

            (sss) SBID LETTERS OF CREDIT- Letters of Credit with respect to which the account party is the Borrower and the beneficiary is Chase Bank of Texas, as Trustee under that certain Third Amended and Restated Indenture of Trust, dated as of June 1, 1988, with the Texas Small Business Industrial Development Corporation, and any extension or renewal thereof.

            (ttt) SBID LETTERS OF CREDIT OUTSTANDINGS- At any time, the sum of
      (i) the aggregate amount available for drawing under SBID Letters of Credit then outstanding and (ii) the aggregate amount of unreimbursed drawings under SBID Letters of Credit.

            (uuu) STOCK - All shares, options, warrants or other equivalents of or in a corporation, whether voting or nonvoting, including without limitation, common stock, preferred stock or any other equity security.

            (vvv) TANGIBLE NET WORTH - As of any date, a Person's Net Worth, LESS the aggregate book value of intangible assets shown on such Person's balance sheet as of such date prepared in accordance with GAAP.

            (www) TOTAL LIABILITIES- - As of any date, the sum of (i) all indebtedness and liabilities which would be classified as "funded indebtedness" or "long-term indebtedness" (or other similar classification) on a balance sheet of the Borrower prepared as of such date in accordance with GAAP and (ii) Current Liabilities of Borrower as of such date.

            (xxx) TRANCHE- The collective reference to LIBOR Rate Loans the then current Interest Period with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Rate Loans shall originally have been made on the same day); Tranches may be referred to as "LIBOR TRANCHES".

            (yyy)  TRANSFEREE- As defined in SECTION 14.3(f).

            (zzz) TYPE - A loan made as a Contract Rate Loan or a Loan made as a LIBOR Rate Loan.

            (aaaa) UNSCHEDULED REDETERMINATIONS - A redetermination of the Borrowing Base made at any time other than on the dates set forth for the regular semi-annual redetermination of the Borrowing Base.


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


            (bbbb) UNUSED AVAILABILITY - The excess, if any, of (a) the lesser of (i) the Borrowing Base less the SBID Letters of Credit Outstanding or
      (ii) the Maximum Line Amount less the SBID Letters of Credit Outstanding MINUS (b) the aggregate Revolving Loans then outstanding.

      2.    COMMITMENT OF THE LENDERS.
            (a) ADVANCES. On the terms and conditions hereinafter set forth and provided that no Default or Event of Default has occurred, each Lender severally agrees to make, from time to time prior to the Revolver Termination Date, revolving loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; PROVIDED that no Lender shall make any Revolving Loans if, after giving effect thereto, the sum of all Revolving Loans and SBID Letters of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the SBID Letters of Credit requested to be issued on such date) exceed the LESSER of (i) the Borrowing Base in effect at such time and (ii) the Maximum Line Amount. The Lenders will have no obligation to make new Revolving Loans to the Borrower after the Revolver Termination Date. Borrower acknowledges and agrees that any increase in the Borrowing Base above $30,000,000 shall require the approval of Lenders in accordance with the provisions of
      SECTION 5(b) and that Lenders have no obligation whatsoever to increase the Borrowing Base above $30,000,000 or any other level subsequently established hereunder.

            (b) PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 11:00 a.m., Dallas, Texas time, (a) two Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially LIBOR Rate Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of LIBOR Rate Loans, Contract Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of LIBOR Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Contract Rate Loans, $50,000 or a whole multiple of $10,000 in excess thereof (or, if the then Available Commitments are less than $50,000, such lesser amount) and (y) in the case of LIBOR Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent in Dallas, Texas prior to 10:00 a.m., Dallas, Texas time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the

      Borrower on the books of the Agent with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

            (c) LETTER OF CREDIT FACILITY. Subject to the terms hereof, Issuing Lender will, from time to time and for its own account and not on behalf of the Lenders, upon request by Borrower, issue one or more Letters of Credit for the account of Borrower, provided that (i) the aggregate face amount of such Letters of Credit (including the amount of the requested Letter of Credit but exclusive of the SBID Letter of Credit) does not exceed $500,000, and (ii) each Letter of Credit shall have an expiration date no later than one year from issuance or the Maturity Date. If the requested Letter of Credit will be an extension of the SBID Letter of Credit, such SBID Letter of Credit shall not be in an amount greater than the lesser of (i) $1,105,743.00 or (ii) the Borrowing Base minus the aggregate principal amount of all Revolving Loans. As an additional condition to the issuance of any Letter of Credit, Borrower shall execute and deliver Issuing Lender's customary Letter of Credit application and shall pay to Issuing Lender for its account only a Letter of Credit fee, payable quarterly in advance, beginning with the date of issuance and each January 1, April 1, July 1 and October 1 thereafter, in an amount equal to the greater of (i) $500.00 or (ii) one and one-quarter percent (1.25%) per annum (pro-rated for periods of less than one year) of the unfunded face amount thereof. Such Letter of Credit shall be issued in form satisfactory to Issuing Lender. The amount, if any, from time to time drawn by the beneficiary of a Letter of Credit shall be reimbursed and paid by Borrower to Issuing Lender ON DEMAND, or, at Issuing Lender's option, charged as a Revolving Loan to Borrower pursuant to SECTION 2.1(a), whether or not Borrower would then be entitled to an Advance for such amount pursuant to
      SECTION 2.1(a); Lenders are authorized to make any such Loan on the request of Issuing Lender; provided, however, if such Loan would cause the aggregate amount of the Loans then outstanding (including the Loan to be made with respect to the reimbursement of the Letter of Credit) to exceed the Borrowing Base, the amount of such Loan equal to such excess shall be made solely by the Lender who is also the Issuing Lender. The reimbursement obligations and all other obligations of Borrower to Issuing Lender with respect to all Letters of Credit shall be secured by Liens in the Collateral that rank PARI PASSU with the Liens of the Lenders in the Collateral; accordingly each Dollar realized on the Collateral and the proceeds thereof shall be shared by the Lenders, on the one hand, and the Issuing Lender, on the other hand, in the proportion that the Obligations (determined without inclusion of any Letter of Credit Exposure) and the Letter of Credit Exposure bears to one another; provided, however, in determining the Letter of Credit Exposure of the Issuing Lender, all Letter of Credit Exposure, contingent or otherwise, shall be included in any calculation; provided, further, that if the Issuing Lender receives any proceeds of Collateral on account of any Letter of Credit which, at the time of receipt of the proceeds, may still be drawn upon and which thereafter expires without being drawn upon, then such proceeds shall be reallocated among the Lenders and the Issuing Lender on the basis of a new determination of Obligations and Letter of Credit Exposure. Prior to such reallocation or the application of such proceeds to unpaid reimbursement obligations of Borrower to

      Issuing Lender, Issuing Lender shall hold such proceeds in an interest bearing cash collateral account (the "CASH COLLATERAL ACCOUNT") which shall be in the name of and under the sole dominion and control of Issuing Lender for the benefit of itself and Lenders pursuant to the terms hererof. Borrower agrees to execute and deliver to Issuing Lender such documentation with respect to the Cash Collateral Account as Issuing Lender may request and hereby pledges and grants to Issuing Lender, for the benefit of Issuing Lender and Lenders, a security interest in all such proceeds and funds held in the Cash Collateral Account from time to time and all interest thereon, claims and choses in action in respect thereof, and the proceeds thereof, as additional security for the payment of all amounts due in respect of the Letter of Credit Exposure, whether or not then due, and all other Obligations.

            (d) REIMBURSEMENT OBLIGATION OF THE BORROWER. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrower and the Agent of the date and the amount thereof. The Borrower agrees to reimburse the Issuing Lender (whether with its own funds or with proceeds of the Revolving Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date of payment of the applicable draft until payment in full thereof, at the lesser of (x) the Contract Rate then applicable or
      (y) the Maximum Rate. The Borrower's obligations under this SECTION 2(d) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's obligations under SECTION 2(d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. THE ISSUING LENDER SHALL NOT BE LIABLE FOR ANY ERROR, OMISSION, INTERRUPTION OR DELAY IN TRANSMISSION, DISPATCH OR DELIVERY OF ANY MESSAGE OR ADVICE, HOWEVER TRANSMITTED, IN CONNECTION WITH ANY LETTER OF CREDIT, EXCEPT FOR ERRORS OR OMISSIONS CAUSED BY THE ISSUING LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE BORROWER AGREES THAT ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER OR IN CONNECTION WITH ANY LETTER OF CREDIT OR THE RELATED DRAFTS OR DOCUMENTS, IF DONE IN THE ABSENCE OF GROSS NEGLIGENCE OR WILLFUL

      MISCONDUCT, SHALL BE BINDING ON THE BORROWER AND SHALL NOT RESULT IN ANY LIABILITY OF SUCH ISSUING LENDER TO THE BORROWER.

            (e) UNUSED FACILITY FEE. The Borrower agrees to pay to the Agent, for the account of the Lenders, an unused facility fee equal to three-eighths of one percent (0.375%) per annum of the average daily Unused Availability, payable quarterly in arrears on each June 30, September 30, December 31 and March 31, and upon the termination hereof.

            (f) BORROWING BASE INCREASE FEE. Borrower agrees that it shall pay to Agent for the account of the Lenders a fee equal to one-fifth of one percent (0.2%) of the amount of each increase, if any, in the Borrowing Base above the then current Borrowing Base; provided, however, that no such fee shall be payable in connection with the initial increase of the Borrowing Base to $45,000,000. Such fee shall be due and payable on the effective date of each such increase.

            (g) OTHER FEES. Borrower agrees to pay the fees described in that certain fee letter between Borrower and Agent dated on or about the date hereof, in the amounts and at the times set forth in such letter.

      3. NOTE EVIDENCING LOAN. The Revolving Loans shall be evidenced by promissory notes of Borrower as follows:

            (a) FORM OF NOTE - The Revolving Loans made by each Lender shall be evidenced by a Note made payable to the order of such Lender, in the amount of such Lender's Revolving Credit Commitment and in the form of EXHIBIT "B" hereto with appropriate insertions.

            (b) INTEREST RATE - The unpaid principal balance of each Note shall bear interest from time to time as set forth in SECTION 4 hereof.

            (c) PAYMENT OF INTEREST. Interest hereon shall be payable as follows:

                  (i) accrued interest on any Contract Rate Loan shall be
            payable quarterly in arrears, beginning August 31, 1998, and continuing each November 30, February 28, May 31 and August 31 thereafter, to and including the Revolver Termination Date; thereafter, interest shall be payable quarterly in arrears, commencing on the Revolver Termination Date, and continuing on the last Business Day of each fiscal quarter thereafter, and on the Maturity Date; and

                  (ii) accrued interest on any LIBOR Rate Loan shall be payable on the last day of the Interest Period applicable to such LIBOR Rate Loan, provided that if the Interest Period for a LIBOR Rate Loan is six (6) or twelve (12) months, accrued interest on such LIBOR Rate Loan shall be paid at the end of each three (3) month period during the term thereof.

            (d) PAYMENT OF PRINCIPAL - Unless earlier due in whole or in part pursuant to the mandatory prepayment requirement of SECTION 6 hereof or unless otherwise accelerated in accordance with the terms hereof, the principal of each Note shall be due and payable as follows:

            (i) all of the principal balance due under each Note shall be due and payable in equal quarterly installments, commencing on the Revolver Termination Date and continuing on the last Business Day of each fiscal quarter thereafter to and including February 28, 2003; such quarterly payments shall be based on a five year amortization of all principal outstanding on the Revolver Termination Date; and
            (ii) on the Maturity Date, all then outstanding principal and accrued and unpaid interest shall be due and payable in full.

            (e) PRO RATA TREATMENT AND PAYMENTS. (i) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or unused facility fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 11:00 a.m., Dallas, Texas time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office in Dallas, Texas, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (ii) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make available to the Agent the amount that would constitute such Lender's Commitment Percentage of such borrowing, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds

      Effective Rate plus one percent (1.0%) until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days after such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Contract Rate Loans hereunder, on demand, from the Borrower. Nothing in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder.

      4.    INTEREST RATES AND COSTS.

            (a) BASE RATE. The unpaid principal balance of each Note outstanding from time to time shall bear interest at a fluctuating rate per annum from day to day equal to the lesser of (i) the Maximum Rate or (ii) the Contract Rate (subject to the provisions of SECTION 4(b) below).

            (b) LIBOR OPTION. The Interest Option shall be exercisable by Borrower, subject to the other limitations set forth herein on Borrower's option to designate a portion of the unpaid principal balance hereof as a LIBOR Rate Loan, only in the manner provided below:

                  (i) On the date hereof, Borrower shall give Lenders written notice (an 'INTEREST NOTICE') specifying the initial Interest Option(s) and the respective initial amounts of the Contract Rate Loan and the LIBOR Rate Loan or LIBOR Rate Loans designated by Borrower; provided, no LIBOR Rate Loan designated by Borrower for any Interest Period shall be less than $500,000.00. If the required Interest Notice shall not have been timely received by Agent or fails to designate all or a portion of the unpaid principal amount hereof as either a Contract Rate Loan or a LIBOR Rate Loan in accordance with the terms and provisions of this Agreement, Borrower shall be deemed conclusively to have designated such amounts to be a Contract Rate Loan and to have given Agent notice of such designation.

                  (ii) At least two (2) Business Days prior to the termination of any Interest Period for a LIBOR Rate Loan, Borrower shall give Agent an Interest Notice specifying the Interest Option which is to be applicable to such LIBOR Rate Loan upon the expiration of such Interest Period. If the required Interest Notice shall not have been timely received by Agent prior to the expiration of such Interest Period, Borrower shall be deemed conclusively to have continued such LIBOR Rate Loan for a comparable Interest Period immediately upon the expiration of such Interest Period and to have given Agent notice of such continuation.

                  (iii) Borrower shall have the right, exercisable on any
            Business Day, to convert an eligible portion of the Contract Rate Loan to a LIBOR Rate Loan by giving Agent an Interest Notice of such designation at least three (3) Business Days prior to the effective date of such exercise; provided, however, the minimum amount of any LIBOR Rate Loan shall be $500,000. Additionally, upon termination of any Interest Period, Borrower shall have the right, on any Business Day, to convert all or a portion of such principal amount from the LIBOR Rate Loan to a Contract Rate Loan by giving Agent an Interest Notice of such selection at least three (3) Business Days prior to the effective date of such exercise.

                  (iv) Borrower may not exercise an Interest Option if the last day of the Interest Period for such LIBOR Rate Loans would be after the Maturity Date.

                  (v) Notwithstanding any provision to the contrary contained herein, there shall not exist or be outstanding at any time more than seven LIBOR Tranches. For purposes of this SECTION 4(b)(v), LIBOR Tranches having different Interest Periods, regardless of whether such loans commence on the same date, shall be considered separate LIBOR Tranches.

            (c) DEFAULT RATE. After maturity (whether by acceleration or otherwise) and notwithstanding any other provision hereof, the principal balance of each Note shall bear interest at a rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Base Rate plus three percent (3.0%).

            (d) RECAPTURE RATE. Notwithstanding the foregoing, if at any time the Applicable Rate on a given Type of Loan exceeds the Maximum Rate, and, therefore, the rate of interest on such Loan is limited to the Maximum Rate, then any subsequent reductions in the Applicable Rate shall not reduce the rate of interest on such Loan below the Maximum Rate until the total amount of interest accrued on such Loan equals the amount of interest which would have accrued thereon if the Applicable Rate had at all times been in effect.

            (e) ILLEGALITY. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impractical for any Lender to make or maintain a LIBOR Rate Loan, such Lender shall so notify Borrower and any then-existing LIBOR Rate Loan of such Lender shall automatically convert to a Contract Rate

      Loan either (i) on the last day of the then-current Interest Period applicable to such LIBOR Rate Loan, if such Lender may lawfully continue to maintain and fund such LIBOR Rate Loan to such day, or (ii) immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loan to such day. If any Lender, other than Comerica Bank-Texas, implements the terms of this subsection (e), then by notice delivered to such Lender within thirty (30) days of such implementation, Borrower and Agent may elect to replace such Lender with another financial institution and such other financial institution shall purchase such Lender's Loans and assume such Lender's Commitment pursuant to SECTION 14.3.

            (f) REQUIREMENTS OF LAW. If either (i) the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall subject such Lender to any tax (including without limitation any United States interest equalization or similar tax, however named), duty or other charge with respect to any LIBOR Rate Loan, this Agreement or such Lender's obligation to compute interest on the principal balance of a Note at a rate based upon the LIBOR Based Rate, or shall change the basis of taxation of payments to such Lender of the principal of or interest on any LIBOR Rate Loan or any other amounts due under its Note in respect of any LIBOR Rate Loan or such Lender's obligation to compute the interest on the balance of its Note at a rate based upon the LIBOR Based Rate, or (ii) any governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or shall impose on any Lender (or its eurodollar lending office) or any relevant interbank eurodollar market any other condition affecting any LIBOR Rate Loan, the Notes or any Lender's obligation to compute the interest on the balance of its Note at a rate based upon the LIBOR Based Rate; and the result of any of the foregoing is to increase the cost to such Lender of maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under the Notes by an amount deemed by such Lender to be material, then upon demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Such Lender will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this paragraph. A certificate of a Lender claiming compensation under this paragraph and setting forth the calculation of such additional amount or amounts to be paid to such Lender hereunder shall be presumed correct in the absence of manifest error. If any Lender, other than Comerica Bank-Texas, implements the terms of this subsection (f), then by notice delivered to such Lender within thirty (30) days of such implementation,

      Borrower and Agent may elect to replace such Lender with another financial institution and such other financial institution shall purchase such Lender's Loans and assume such Lender's Revolving Credit Commitment pursuant to SECTION 14.3.

            (g) BREAKAGE COSTS. Borrower may not repay any LIBOR Rate Loan or convert all or any portion of a LIBOR Rate Loan to a Contract Rate Loan prior to the expiration of the applicable Interest Period, unless (i) such repayment or conversion is specifically required by the terms of the Notes, (ii) a Lender demands that such repayment or conversion be made, or
      (iii) Agent, in its sole discretion, consents to such repayment or conversion. If for any reason any LIBOR Rate Loan is repaid or converted prior to the expiration of the corresponding Interest Period, Borrower shall pay to each Lender on demand any amounts required to compensate such Lender for any losses, reasonable costs or expenses which they may incur as a result of such repayment or conversion. A certificate of Lender claiming compensation under this paragraph and setting forth the calculation of any additional amount or amounts to be paid to such Lender hereunder shall be presumed correct in the absence of manifest error.

            (h) TAXES. (i) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (ii) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If, when the Borrower is required by this SECTION 4(h)(i) to pay any Non-Excluded Taxes, the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the

      Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (ii) Each Lender or (Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under SECTION 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a"bank" for purposes of SECTION 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency),
      (ii) is not a 10% shareholder (within the meaning of SECTION 871(h)(3)(B) of the Code) of the Borrower and (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of SECTION 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, along with such other additional forms as the Borrower, the Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, and provided that such Non-U.S. Lender is legally able to do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

                  (iii) If a Lender (or Transferee) or the Agent shall become aware that it is entitled to receive a refund in respect of Non-Excluded Taxes paid by the Borrower, or as to which it has been indemnified by the Borrower, which refund in the good faith judgment of such Lender (or Transferee) is allocable to such payment made pursuant to this SECTION 4(h), it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after the receipt of a request by the Borrower, apply for such refund. If any Lender (or Transferee) or the Agent receives a refund in respect of any Non-Excluded Taxes paid by the Borrower, or as to which it has been indemnified by the Borrower, which refund in good faith judgment of such Lender (or Transferee) is allocable to such payment made pursuant to this SECTION 4(h), it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt, repay such refund to the Borrower net of all out-of-pocket expenses of such Lender (or Transferee) or the Agent; PROVIDED, HOWEVER, that the Borrower, upon the request of such Lender
      (or Transferee) or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Agent in the event such Lender (or Transferee) or the Agent is required to repay such refund to such Governmental Authority. The agreements in this SECTION 4(h) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      5.    BORROWING BASE.

            (a) INITIAL BORROWING BASE. During the period from the date hereof to the date a new Borrowing Base is made effective, the Borrowing Base shall be $30,000,000; the Borrowing Base may be increased to $45,000,000 by the delivery to Borrower of a letter signed by the Lenders stating that the Borrowing Base has been increased to such amount.

            (b) BORROWING BASE LIMITATION. The Borrowing Base shall be redetermined as of September 1, 1998, and as of each March 1 and September 1 thereafter. During each six month period between scheduled redeterminations, an unscheduled redetermination can be required once by Required Lenders and once by Borrower. Only those Oil and Gas Properties in which the Agent has a first priority Lien shall be considered in determining the Borrowing Base. The Lenders shall determine in their sole discretion the amount of the Borrowing Base using such methodology, assumptions and discount rates as the Lenders customarily use in assigning collateral value to oil and gas properties at the time in question and based upon such other credit factors as the Lenders customarily consider in evaluating oil and gas credits. It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their sole discretion, whether in relation to the Maximum Line Amount or otherwise. After each such redetermination, the Agent shall promptly notify the Borrower in writing of the new Borrowing Base. If an Unscheduled Redetermination is made by the Lenders, the Agent shall notify Borrower of the new Borrowing Base, and such new Borrowing Base shall continue until the next redetermination of the Borrowing Base.

            Borrower shall furnish to the Lenders as soon as possible but in any event no later than February 1 of each year, beginning February 1, 1999, an engineering report in form and substance satisfactory to Required Lenders, prepared by a firm of petroleum engineers acceptable to the Required Lenders, valuing the Mortgaged Properties utilizing economic and pricing parameters designated by Required Lenders. Borrower shall furnish to the Lenders by each August
      1 and February 1 of each year such other information concerning the value of the Mortgaged Properties as the Required Lenders may reasonably deem necessary to determine the Borrowing Base. The engineering reports furnished February 1 pursuant to this SECTION 5 shall be prepared as of the preceding December 31. If the Borrower does not furnish all such information, reports and data by the date specified in this SECTION 5(b), the Lenders may nonetheless designate the Borrowing Base at any amount which the Lenders determine in their discretion in accordance with this SECTION 5(b) and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base as described above. However, notwithstanding anything to the contrary herein contained, the Lenders shall not be required to make any redetermination of the Borrowing
      Base, whether scheduled or unscheduled, until at least thirty (30) days after the date upon which all information, financial and otherwise, required pursuant to this Agreement to be provided by the Borrower in connection with such redetermination has been delivered to the Lenders.

            (c) On or before the date which is 30 days after receipt of all information, reports and data required to be delivered to Lenders pursuant to SECTION 5(b), Agent shall recommend a new Borrowing Base to all Lenders. If such recommended Borrowing Base is unchanged from, or is a reduction in, the existing Borrowing Base and if the required principal reductions in the outstanding Loans are unchanged or increased, then the recommended new Borrowing Base shall become the redetermined Borrowing Base if approved by Required Lenders. However, if the recommended Borrowing Base does not qualify for approval by Required Lenders in accordance with the immediately preceding sentence, then all Lenders must approve the recommendation in order to make it effective. Should all of the Lenders not be able to agree upon a new Borrowing Base when the recommended Borrowing Base is an increase over the then effective Borrowing Base, then the greater of (i) the lowest Borrowing Base recommended by any of the Lenders or (ii) the previous Borrowing Base shall become the new Borrowing Base. Should the Required Lenders not be able to agree upon a new Borrowing Base when the recommended Borrowing Base is a decrease over the then effective Borrowing Base, then the Borrowing Base recommended by Agent shall become the new Borrowing Base. Within 10 Business Days after receipt from the Agent of the recommended Borrowing Base, each Lender shall notify the Agent in writing whether or not such Lender agrees with the recommendation. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such recommendation.

            (d) The Agent promptly shall notify the Borrower of the Borrowing Base as redetermined, in accordance with the foregoing procedure, whereupon that re-determined value shall automatically become effective (and shall remain effective until the Borrowing Base is again re-determined as provided in this SECTION 5).

      6.    PREPAYMENTS.

            (a) VOLUNTARY PREPAYMENTS. The Borrower may at any time and from time to time, without penalty or premium (other than amounts due from Borrower under SECTION 4(g) in connection with any LIBOR Rate Loan that is repaid or converted prior to the expiration of the corresponding Interest Period), prepay the Revolving Loans, in whole or in part. Each such prepayment shall be deemed made on the Business Day made if good funds are received by Agent prior to 11:00 a.m. Dallas time and on the next Business Day if good funds are received after 11:00 a.m. Dallas time and shall be in a minimum amount of $100,000 or the unpaid balance on the Revolving Loans, whichever is less. All prepayments made after the Revolver Termination Date shall be applied to principal installments due in inverse order of maturity.

            (b) MANDATORY PREPAYMENT. If, as a result of any determination of the Borrowing Base, the sum of the outstanding principal balance of all Revolving Loans and the SBID Letter of Credit Outstandings exceeds the Borrowing Base, then either (i) such excess shall be paid in six (6) equal consecutive monthly installments by the Borrower, with the first such installment being due on that day which is thirty days after notification by the Agent to Borrower that such an excess exists and continuing on the same day of each month thereafter until paid; or (ii) within twenty-five
      (25) days of the notification of the Borrower by the Agent of such excess, the Borrower shall pledge to, or create in favor of, the Agent, for Lenders and the Issuing Agent, first priority Liens in, to and on additional collateral satisfactory in nature and value to all Lenders in their sole judgment. Those Loans to be repaid as excess payments shall be Contract Rate Loans, if the aggregate Contract Rate Loans equals or exceeds the total excess payments due, and if the aggregate Contract Rate Loans are less than the total excess payments due, those Loans to be repaid shall first be all Contract Rate Loans and then those LIBOR Rate Loans which Borrower identifies within ten Business Days of a request from Agent, or if Borrower fails to make such identification, those LIBOR Rate Loans identified by Agent. Borrower will be liable for all breakage costs in connection with the early termination of any LIBOR Rate Loan in accordance with the terms of SECTION 4(g) of this Agreement. The Borrower's failure (i) to make monthly Borrowing Base excess payments pursuant to the six (6) month amortization schedule set forth above or
      (ii) to pledge to the Agent additional collateral in an amount which brings said indebtedness within Borrowing Base within such twenty-five
      (25) days of notification by Agent shall constitute an Event of Default under this Agreement which shall entitle the Required Lenders to accelerate the maturity of the Notes, and to institute foreclosure proceedings or otherwise exercise all remedies which they may have under the Notes, the Agreement, the Loan Documents or applicable law.

      7. COLLATERAL SECURITY. To secure the Obligations, the Letters of Credit and the performance by Borrower of its obligations hereunder and under the Notes and Security

Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, increases, modifications and renewals thereof, and substitutions therefor, Borrower shall contemporaneously with or prior to the execution of this Agreement and the Notes, grant and assign to Agent for the benefit of Lenders and the Issuing Lender first and prior Liens in and to the Collateral.

      The granting and assigning of such Liens by Borrower shall be pursuant to Security Instruments in form and substance satisfactory to Agent. Borrower will cause to be executed and delivered to Agent, in the future, additional Security Instruments if Agent deems such are necessary to insure perfection or maintenance of its Liens in the Collateral.

      8. REPRESENTATIONS AND WARRANTIES. In order to induce Lenders to enter into this Agreement, Borrower hereby represents and warrants to Lenders (which representations and warranties will survive the delivery of the Notes) that:

            (a) EXISTENCE. Each of Borrower and Parent is a corporation duly organized and existing in good-standing under the laws of the State of Texas and is duly qualified as a foreign corporation in all jurisdictions wherein the failure to qualify may result in a Material Adverse Effect.

            (b) DUE AUTHORIZATION. All corporate proceedings requisite for the due authorization and issuance of the Notes and for the due execution, delivery and performance by the Borrower of the other Loan Documents, including this Agreement, to which it is a party, have been duly and effectively taken.

            (c) BINDING OBLIGATIONS. This Agreement does, and the Notes and other Loan Documents to which Borrower is a party upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms (except that enforcement may be subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights and subject to availability of equitable remedies).

            (d) NO LEGAL BAR OR RESULTANT LIEN. The Notes and the other Loan Documents, including this Agreement, do not and will not violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, or result in the creation or imposition of any Lien upon any assets or properties of Borrower, other than those contemplated by this Agreement.

            (e) NO CONSENT. The execution, delivery and performance by Borrower of the Notes and the Loan Documents, including this Agreement, to which it is a party and the execution, delivery and performance by Parent of the Loan Documents to which it is a party do not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

            (f) FINANCIAL CONDITION. To the best of Borrower's knowledge, the Financial Statements of Borrower prepared as at December 31, 1997 which have been delivered to Lenders are complete and correct in all material respects, have been prepared in accordance with GAAP and fully and accurately reflect in all material respects the financial condition and results of the operations of Borrower, as of the date or dates and for the period or periods stated. No change has since occurred in the condition, financial or otherwise, of Borrower which is reasonably expected to have a Material Adverse Effect.

            (g) INVESTMENTS AND GUARANTIES. Borrower has not made any investments in, advances to or guaranties of the obligations of any person or entity, except as reflected in its Financial Statements.

            (h) LIABILITIES. The Borrower does not have any material (individually or in the aggregate) liability, direct or contingent, except as disclosed to Lenders in the Financial Statements or in EXHIBIT "C" attached hereto. To the best of Borrower's knowledge, no unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower which is reasonably expected to have a Material Adverse Effect.

            (i) LITIGATION. Except as described in EXHIBIT "D" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower threatened, against or affecting Borrower or the Mortgaged Properties.

            (j) TAXES; GOVERNMENTAL CHARGES. Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon its assets,, properties or income which are due and payable, including interest and penalties.

            (k) TITLES, ETC, To the best of the Borrower's knowledge, the description of the Mortgaged Properties as contained in the Security Instruments is an accurate and complete description of the Mortgaged Properties now owned by the Borrower, sufficient in form for a Lien to be created thereon, and (i) the Borrower has good and defensible title to all such Mortgaged Properties, free and clear of all Liens except Permitted Liens and Liens created for the benefit of Agent, and has full authority to create Liens in favor of the Agent thereon, (ii) all such Mortgaged Properties are valid, subsisting and in full force and effect, and all rentals, royalties and other amounts due and payable in respect thereof have been duly paid, and (iii) without regard to any consent or non-consent provision of any joint operating agreement covering any of the Mortgaged Properties, the

      Borrower's share of (A) the costs for each Mortgaged Property is not greater than the decimal fraction set forth in EXHIBIT A hereto for such Mortgaged Property, before and after payout, as the case may be, and described therein by the respective designations working interest
      (WI), gross working interest (GWI) or similar terms, (B) production from, allocated to or attributed to each such Mortgaged Property is not less than the decimal fraction set forth in such EXHIBIT A hereto for such Mortgaged Property, before and after payout, as the case may be, and described therein by the designations net revenue interest (NRI) or similar terms.

            (l) DEFAULTS. Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower is a party or to which the Mortgaged Properties are subject. No Default and no Event of Default hereunder has occurred and is continuing.

            (m) USE OF PROCEEDS: MARGIN STOCK. The proceeds of the loans hereunder will be used by Borrower for renewing and extending existing loans outstanding to Borrower, for working capital purposes and for the purposes of acquiring oil and gas properties and for development and operational activities with respect to oil and gas properties. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

            Neither Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

            (n) LOCATION OF BUSINESS AND OFFICES. The principal place of business and chief executive offices of Borrower is located at the addresses stated in SECTION 14.6 hereof.

            (o) COMPLIANCE WITH THE LAW. To the best of Borrower's knowledge, it: (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its assets or properties are subject; or (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business; which violation or failure is reasonably expected to have a Material Adverse Effect.

            (p) NO MATERIAL MISSTATEMENTS. No information, exhibit or report furnished by Borrower to the Lenders in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not misleading except any such information, exhibit or report which has been modified or replaced.

            (q) NOT A UTILITY. Borrower is not an entity engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) ownership or operation of a pipeline for the transmission or sale of natural or other gas, crude oil or petroleum products to other pipeline companies, refineries, local distribution systems, municipalities, or industrial consumers; (iv) provision of telephone or telegraph service to others; (v) production, transmission, or distribution and sale of steam or water; (vi) operation of a railroad; or
      (vii) provision of sewer service to others.

            (r) ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in SECTION 4043 of ERISA, has occurred with respect to any Plan of Borrower.

            (s) PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not "holding company", or "subsidiary company" of a "holding company", or an "affiliate' of a "holding company" or of a 'subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (t) ENVIRONMENTAL MATTERS. Except as disclosed on EXHIBIT "E", Borrower (i) has not received notice or otherwise learned of any Environmental Liability which would individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment,
      (ii), to the best of its knowledge, has no threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or any substance into the environment which would individually or in the aggregate have a Material Adverse Effect or (iii) has not received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent into the environment for which Borrower might have any material liability or which is related in any way to the Mortgaged Properties.

      9.    CONDITIONS OF LENDING.

            (a) INITIAL ADVANCE. Notwithstanding any other provision herein or in any other Loan Document, the obligation of each Lender to make the first Advance on or after the date hereof under the Revolving Loan shall be subject to the satisfaction of the following conditions precedent, all in form and substance acceptable to each Lender:

                  (i) BORROWER'S EXECUTION AND DELIVERY. Borrower shall have executed and delivered to the Agent this Agreement, the Notes, Modifications to all existing deeds of trust and mortgages, the Security Instruments, and other required documents, all in form and substance satisfactory to the Lenders;

                  (ii) LEGAL OPINION. The Agent shall have received from
            Borrower's counsel a favorable legal opinion in form and substance satisfactory to the Agent (A) as to the matters (as of the date hereof) set forth in SECTION 8(a)-(e) hereof, (B) as to the authorization, execution and enforceability of the Guarantees and
            (C) as to such other matters as the Agent or its counsel may reasonably request;

                  (iii) CORPORATE RESOLUTIONS.  The Agent shall have received appropriate certified corporate resolutions of Borrower, Parent and Operating and evidence of existence and good standing for the Borrower, Parent and Operating in each of Texas, New Mexico and Oklahoma;

                  (iv) FINANCIAL STATEMENTS. The Agent shall have received acceptable Financial Statements of the Borrower and Parent.

                  (v) OTHER DOCUMENTS. Parent and Operating shall have executed and delivered to Agent the Guarantees. Each of Borrower, Parent and Operating shall have executed and delivered to Agent a security agreement granting to Agent for the benefit of Lenders and Issuing Lender a first priority security interest in and to its accounts, general intangibles, inventory, equipment, and other personal property, including, without limitation and with respect to Parent, the rights under the Contribution Agreement dated January 20, 1998 with Union Oil Company of California. The Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Agent and its counsel;

                  (vi) LEGAL MATTERS SATISFACTORY. All legal matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to counsel for the Agent; and

                  (vii) FEES. Borrower shall pay (i) to Agent for the benefit of all Lenders a facility restructure fee in cash equal to $56,250 and
            (ii) those other fees required
            by the Fee Letter to be paid on or before the Closing Date. All other fees payable on the date hereof to the Agent and the Issuing Lender and all cost, expense and all reimbursements due to the Agent by Borrower shall be paid in full.

            (b) ALL ADVANCES. The obligation of each Lender to make any Advance hereunder (including the first Advance on or after the date hereof) shall be subject to the satisfaction (or waiver by each Lender) of the following additional conditions precedent:

                  (i) NO DEFAULTS. As of the date of the making of the Advance, there exists no Default or Event of Default.

                  (ii) NO MATERIAL ADVERSE CHANGE. As of the date of making the Advance, no change or event that might cause a Material Adverse Effect has occurred.

                  (iii) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein are true and correct in all material respects on the date of making of the Advance, with the same force and effect as though made on and as of that date; provided, however, that the representations and warranties contained herein shall not be deemed reiterated in connection with any refunding of an outstanding Loan as the same Type of Loan or the conversion of any such outstanding Loan to another Type of Loan.

      10. AFFIRMATIVE COVENANTS. Unless waived in accordance with SECTION 14.1, Borrower and Parent will at all times comply with the covenants contained in this SECTION 10 from the date hereof and for so long as any part of the Revolving Loans is outstanding or any Lender has any commitment to make Advances.

            (a) FINANCIAL STATEMENTS AND REPORTS. Borrower and Parent shall promptly furnish to each Lender, from time to time upon request, such information regarding the business and affairs and financial condition of the Borrower and Parent, as the Agent or Required Lenders may reasonably request, and will furnish to each Lender:

                  (i) PARENT'S ANNUAL FINANCIAL STATEMENTS - as soon as
            available and in any event within ninety (90) days after the end of each of Parent's fiscal years, the annual audited consolidated Financial Statements of Parent, along with unaudited consolidating financial statements of Parent, prepared by independent public accountants acceptable to Required Lenders and in each case setting forth in comparative form the figures for the previous year of Parent, together with an appropriate statement that such consolidating statements are intended for supplementary purposes and have been subjected to the auditing procedures applied in such accountants' audit of the consolidated financial statements;

                  (ii) PARENT'S QUARTERLY FINANCIAL REPORTING - as soon as
            available and in any event within forty-five (45) days after the end of each fiscal quarter (except the last) of each year, the Parent's balance sheet, income statement and statement of cash flows as of the end of such quarter and for the period then ending, both consolidated and consolidating;

                  (iii) REPORT ON PROPERTIES - as soon as available and in any event on or before February 1 of each calendar year, the engineering report required to be furnished to the Agent under SECTION 5 hereof on the Mortgaged Properties and, at such time or times as Agent shall request, such other engineering data as may be required to render the September 1 scheduled Borrowing Base redetermination;

                  (iv) MONTHLY LEASE OPERATING REPORTS - upon request of Agent, within thirty (30) days after the end of each month (the "REPORTED MONTH"), a monthly report, in form and substance satisfactory to the Required Lenders, indicating the Reported Month's production volumes for each well on the Mortgaged Properties, sales volumes, sales revenues, production taxes, operating expenses and net operating income from production from the Mortgaged Properties, with detailed calculations and worksheets, all in form and substance satisfactory to the Required Lenders; and

                  (v) ADDITIONAL INFORMATION - promptly upon request of the
            Agent or Required Lenders from time to time, any additional financial information or other information that the Agent or Required Lenders may reasonably request. All such reports, balance sheets and Financial Statements referred to in SECTION 10(a) above shall be in such detail as the Required Lenders may reasonably request and shall be prepared in a manner consistent with prior periods.

            (b) CERTIFICATES OF COMPLIANCE. Concurrently with the furnishing of the annual audited Financial Statements pursuant to SECTION 10(a)(i) hereof and each of the quarterly unaudited Financial Statements pursuant to SECTION 10(a)(ii) hereof, Parent and Borrower will furnish or cause to be furnished to each Lender, a certificate signed by the president or chief financial officer of the Parent and by the president or chief financial officer of Borrower (i) stating that the Borrower has fulfilled in all material respects its obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue to be true and correct in all material respects (or specifying the nature of any change), or if a Default or an Event of Default has occurred, specifying the Default or Event of Default and the nature and status thereof; and (ii) setting forth the computation, in reasonable detail as of the end of each calendar quarter covered by such certificate, of compliance by Parent with SECTIONS 11(h), 11(j) and 11(k); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

            (c) TAXES AND OTHER LIENS. Borrower will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the income or any assets or property of the Borrower, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a lien or other encumbrance upon any or all of the assets or property of Borrower; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if Borrower shall have established reserves therefor adequate, if required, under GAAP.

            (d) MAINTENANCE. The Borrower will (i) observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign; (ii) maintain the Mortgaged Properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Mortgaged Properties as would a prudent operator; and (iii) furnish the Lenders upon request evidence satisfactory to the Lenders that there are no Liens, claims or encumbrances on the Mortgaged Properties, except operator's, mechanics,, or materialmen's liens arising by operation of law or incident to the operation of property if the obligations secured thereby are not yet due.

            (e) FURTHER ASSURANCES. Borrower will cure promptly any defects in the creation and issuance of any Note and the execution and delivery of any Note and the Loan Documents, including this Agreement. Borrower at its sole expense will promptly execute and deliver to the Lenders upon request all such other and further documents, agreements and instruments in compliance with or in accomplishment of the covenants and agreements in the Loan Documents, including this Agreement, or to correct any omissions in any Note or the Loan Documents, or more fully to state the obligations set out herein or in any of the other Loan Documents.

            (f) PERFORMANCE OF OBLIGATIONS. Borrower will pay the Notes and other obligations incurred by it hereunder according to the terms thereof and hereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower under the Loan Documents, including this Agreement at the time or times and in the manner specified.

            (g) REIMBURSEMENT OF EXPENSES. Borrower will pay all legal fees and expenses reasonably incurred by the Agent in connection with the preparation of this Agreement and any and all other Loan Documents contemplated hereby. Borrower will pay all legal fees and expenses incurred by the Agent in connection with any amendments hereof or of any Loan Documents executed after the date hereof. In the event Borrower fails to pay such legal fees and expenses upon demand therefor, the Agent may pay such legal fees and expenses, and any such payment shall be, and is hereby declared by Borrower to be, a part of the indebtedness of Borrower under this Agreement, and Borrower promises, upon demand, to pay to the order of the Agent, at the Agent's office in Dallas, Texas, all sums so advanced by the Agent, with interest at the lesser of the Maximum Rate or the Contract Rate from the date such sums are paid by the Agent. Borrower will, upon request, promptly reimburse the Lenders for all amounts reasonably expended, advanced or incurred by the Lenders to satisfy any obligation of Borrower under this Agreement or any other Loan Document, or to protect the Mortgaged Property or business of Borrower or to collect the loans made hereunder, or to enforce the rights of the Lenders under this Agreement or any other Loan Document, which amounts will include all court costs, attorneys fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Lenders in connection with any such matters, together with interest at the lesser of the Maximum Rate or the Contract Rate on each such amount from the date that the same is expended, advanced or incurred by the Lenders until the date of reimbursement to the Lenders. In the event the Agent or the Lenders, as the case may be, pays the above-mentioned legal fees and expenses, and Borrower fails to reimburse the Agent or the Lenders, as appropriate, for such amounts as provided in this SECTION 10(g), the Agent or the Lenders, as appropriate, may set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by the Agent or the Lenders and other indebtedness at any time owing by the Agent or the Lenders to or for the credit or the account of Borrower against all amounts expended, advanced or incurred by the Agent or the Lenders to satisfy the obligations of Borrower under this Agreement.

            (h) INSURANCE. The Borrower will maintain with financially sound and reputable insurers, insurance with respect to the Mortgaged Properties and against such liabilities, casualties and risks and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated and will cause Agent to be named as loss payee on such policies with respect to any claim in excess of $100,000 or any group of related claims that is in excess of an aggregate $150,000. At closing, Borrower will deliver to the Lenders certificates of insurance on all insurance carried by Borrower. All insurers will agree to provide the Agent at least ten (10) days notice prior to cancellation of any policy. Upon request of the Agent or Required Lenders, the Borrower will furnish or cause to be furnished to the Lenders from time to time a summary of the respective insurance coverage of Borrower in form and substance satisfactory to the Required Lenders, and, if requested, will furnish the Lenders copies of the applicable policies.

            (i) ACCOUNTS AND RECORDS. Borrower will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years.

            (j) RIGHT OF INSPECTION. Borrower will permit any officer, employee or agent of the Lenders to visit and inspect any of the Mortgaged Properties, examine each of the Borrower's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times and as often as the Required Lenders may request.

            (k) NOTICE OF CERTAIN EVENTS. Borrower shall promptly notify the Lenders if Borrower learns of the occurrence of (i) an Event of Default, together with a detailed statement by Borrower of the steps being taken to cure the Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, or other evidence of indebtedness of Borrower with respect to a claimed default, together with a detailed statement by Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial or regulatory proceedings materially affecting the Borrower or the Mortgaged Properties; or (iv) any dispute between the Borrower and any governmental or regulatory body or any other person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect.

            (l) OPERATION OF PROPERTIES. Borrower will operate all Mortgaged Properties in a careful and efficient manner as would a prudent operator and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated; provided, however, that the Borrower shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the Mortgaged Properties or any part thereof to foreclosure or loss.

            (m) COMPLIANCE WITH LEASES AND OTHER INSTRUMENTS. Borrower will pay and discharge all rentals, delay rentals, royalties, production payments, and indebtedness required to be paid by the Borrower accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of the, Borrower by, each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to the Mortgaged Properties and do all other things necessary of the Borrower to keep unimpaired in all material respects the rights of the Borrower thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this SECTION 10(m) shall be deemed to require the Borrower to cause to be perpetuated or renewed any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent the Borrower from causing to be abandoned or released any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of the Borrower exercised in good faith and as a prudent operator, it is not in the best interest of the Borrower to perpetuate the same.

            (n) CERTAIN ADDITIONAL ASSURANCES REGARDING MAINTENANCE AND OPERATIONS of PROPERTIES. With respect to those Mortgaged Properties which are being operated by operators other than the Borrower, the Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained in SECTION 10(l) or hereof which are performable only by such operators and are beyond the control of the Borrower; however, Borrower agrees to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed thereunder.

            (o) ERISA INFORMATION AND COMPLIANCE. Borrower will promptly furnish to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in SECTION 4043 of ERISA, or of any "prohibited transaction", as such term is defined in SECTION 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the chief financial officer of the Borrower specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Borrower will fund all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of the Borrower and comply with all applicable provisions of ERISA.

            (p) ENVIRONMENTAL REPORTS AND NOTES. Borrower will deliver to each Lender (i) promptly upon its becoming available, one copy of each report sent by the Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower's learning that it has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with
      (x) the non-compliance with or violation of the requirements of any Environmental Law which individually or in the aggregate might have a Material Adverse Effect, (y) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment which individually or in the aggregate might have a Material Adverse Effect or which release Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of the Borrower, and Borrower shall immediately deliver a copy of any such notice to the Agent.

            (q) OFFSET. The Borrower hereby grants to the Lenders the right of offset, to secure repayment of the Obligations, upon any and all monies, securities or other property of the Borrower and the proceeds therefrom now or hereafter held or received by or in transit to Agent or to any Lender or any of their agents, from or for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise and also upon any and all deposits (general or special) and credits of the Borrower, and any and all claims of the Borrower against any of the Lenders.

            (r) PRODUCTION PROCEEDS. In order to secure further the performance by Borrower of its obligations hereunder and the repayment of the Obligations and to effect and facilitate the Lenders' right of offset, the Borrower shall, upon request of the Required Lenders, execute such forms, authorizations, documents and instruments, and do such other things from time to time, as the Required Lenders shall request, in order to require that pipeline companies, operators of the Oil and Gas Properties and others (collectively, the "PURCHASERS") purchasing (or acting as agents for, or making payments on behalf of, those purchasing) the oil, gas and other hydrocarbons produced or to be produced from, or relating to, the Oil and Gas Properties deliver to a lock box to which the Agent has sole access all checks, cash, proceeds and monies (collectively, the "PROCEEDS") now or hereafter payable by the Purchasers (or any of them) on account of oil, gas or other minerals produced from or relating to the Oil and Gas Properties.

            After the occurrence of an Event of Default, the Required Lenders may require that all Proceeds be delivered to such a lock box. The Agent shall then deposit all Proceeds in a cash collateral account at the Agent styled "Matador Production Account". Thereafter the Borrower shall, upon receipt, deposit in the Matador Production Account all such payments and monies which the Borrower receives directly from any Purchaser relating to the Oil and Gas Properties. The Borrower's obligation to pay the amounts due under the Revolving Loan (both principal and interest) shall be absolute, and such amounts shall be due and payable notwithstanding the fact that the funds received by the Agent are insufficient to pay such amounts.

            If, after an Event of Default, the Required Lenders cause the Proceeds to be paid to the Matador Production Account, then, not less often than monthly, the Borrower shall submit to the Agent an itemized statement of operating costs and expenses, royalty payments and severance or production taxes required to be paid by the Borrower out of proceeds of production from the Oil and Gas Properties. The application by the Agent of such Proceeds shall, unless the Required Lenders shall agree otherwise in writing, be first to the payment of royalty payments due on the Oil and Gas Properties (to the extent the Agent has received funds for royalty owners) and production and severance taxes on such production proceeds to the extent the same have not been withheld by the purchasers of production, second to the payment of costs and expenses due the Lenders or the Agent under this Agreement, third to the payment of accrued interest due on the Notes and last to the payment of the principal then due on the Notes. Agent shall account for all monies received and applied hereunder. To the extent, but only to the extent, that the Agent retains Proceeds after payment of royalties and taxes, costs and expenses of the Agent and principal and interest on the Notes ("EXCESS PROCEEDS."), the Agent shall transfer to the Matador Operating Account sufficient funds for the Borrower to pay the amount of operating costs and overhead expenses related to the operation of the Mortgaged Properties set forth in such itemized statement, provided that such costs and expenses shall, in the Agent's sole discretion exercised in good faith, be reasonable and relate to the Oil and Gas Properties. After an Event of Default all Proceeds held by the Agent after any transfer described in the immediately preceding sentence shall remain deposited in the Matador Production Account and shall secure repayment of the Notes. The Borrower shall not have any right to withdraw funds from the Matador Production Account.

            The Borrower hereby irrevocably authorizes and directs the Agent to charge, at its discretion, from time to time the Matador Production Account and any other accounts of the Borrower at the Agent for amounts due to the Agent or Lenders hereunder. The Agent is hereby further authorized, in its own name or the name of the Borrower at any time, to notify any or all parties obligated with respect to the Oil and Gas Properties to make all payments due or to become due thereon directly to the Agent. With or without such general notification, the Agent may take or bring in the Borrower's name or that of the Agent or Lenders all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to effect possession or collection of payments.

            Regardless of any provision hereof, however, the Agent and Lenders shall never be liable for its or their failure to collect or for its or their failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Oil and Gas Properties or sums due or paid thereon, nor shall Agent or Lenders be under any obligation whatsoever to anyone by virtue of its security interests and liens relating to the Mortgaged Properties.

            Issuance by the Agent of a receipt to any Person obligated to pay any amounts to the Borrower shall be a full and complete release, discharge and acquittance to such person to the extent of any amount so paid to the Agent. The Agent is hereby authorized and empowered on behalf of the Borrower to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction or other document or items, including, but not limited to, all items evidencing payment upon any indebtedness of any person to the Borrower coming into the Agent's possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Agent is hereby granted an irrevocable Power of Attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions or other documents, agreements or items on behalf of the Borrower, after an Event of Default, as shall be deemed by the Agent to be necessary or advisable, in the sole discretion of the Agent, to protect the Lenders' security interests and liens in the Mortgaged Properties or the repayment of the Obligations, and the Agent shall not incur any liability in connection with or arising from its exercise of such Power of Attorney.

      (s) Borrower shall grant to Agent for the benefit of Lenders and the Issuing Lender, by the execution and delivery of recordable documents required by Agent, a first priority Lien in and to all Oil and Gas Properties that it acquires with any funds advanced by Lenders pursuant to this Loan Agreement, immediately upon any such acquisition; provided, however, that until specifically requested by Agent, Borrower shall have no obligation to grant a Lien to Agent in Oil and Gas Properties having an acquisition price of less than $100,000, but upon such request by Agent, Borrower shall promptly grant to Agent for the benefit of Lenders and the Issuing Lender, a first priority Lien in such Oil and Gas Properties. Borrower shall also grant to Agent for the benefit of Lenders and the Issuing Lender, by the execution and delivery of recordable documents required by Agent, a first priority Lien in and to all Oil and Gas Properties that are drilled or developed with funds advanced by Lenders pursuant to this Loan Agreement.


      11. NEGATIVE COVENANTS. Unless waived in accordance with SECTION 14.1, Borrower and Parent will at all times comply with the covenants contained in this SECTION 11 from the date hereof and for so long as any part of the Revolving Loans is outstanding or any Lender has any commitment to make Advances.

            (a) DEBTS, GUARANTIES AND OTHER OBLIGATIONS. Borrower will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor will the Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity (including, without limitation, Parent or any of its direct or indirect subsidiaries), whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

                  (i)   the Notes;

                  (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP have been made therefor;

                  (iii) joint interest obligations and other lease operating expenses incurred in the ordinary course of business which are not past due;

                  (iv) an aggregate $250,000 of other indebtedness at any time outstanding; or

                  (v) indebtedness of Borrower pursuant to Commodity Hedging
            Agreements; provided that such transactions shall be entered into for business purposes and not for the purpose of speculation and provided such transactions shall not otherwise be prohibited hereby; or

                  (vi) indebtedness not exceeding $1,105,743.00 to the Texas
            Small Business Industrial Development Corporation and the SBID Letter of Credit and all reimbursement obligations relating thereto.

            (b) LIENS. Borrower will not create, incur, assume or permit to exist any Lien, security interest or other encumbrance on its assets or properties (now owned or hereafter acquired) except Permitted Liens.

            (c) SALE OF ASSETS. Borrower will not sell, transfer or otherwise dispose of any of its assets or properties, or any interest therein, other than sales of production therefrom in the ordinary course of business (pursuant to short term sales contracts in the case of oil or gas) and other than sales of Oil and Gas Properties between each scheduled redetermination of the Borrowing Base that in the aggregate do not exceed $250,000 in value (such value to be determined on the basis of the most current engineering report furnished pursuant to SECTION 5(b) if the asset to be sold was valued in such report, and, if the asset to be sold was not valued in such report, such value to be determined on the basis of the actual sales price). Borrower will not enter into any sales of its receivables. Upon any permitted sale of any Mortgaged Property, in excess of the $250,000 basket amount permitted in this subsection, whose value was taken into account in determining the Borrowing Base, there shall, at the option of the Required Lenders, be a redetermination of the Borrowing Base.

            (d) INVESTMENTS, LOANS AND ADVANCES. Borrower shall not make or permit to remain outstanding any loans or advances to or investments in any person or entity, except the foregoing restrictions shall not apply to:

                  (i) loans, advances or investments the material details of which have been set forth in the Financial Statements of Borrower heretofore furnished to the Agent;

                  (ii) investments in direct obligations of the United States of America or any agency thereof;

                  (iii) investments in certificates of deposit issued by the
            Agent or certificates of deposit with maturities of less than one year issued by other commercial banks in the United States having capital and surplus in excess of $500,000,000;

                  (iv) money market accounts established at Comerica Bank-Texas and repurchase agreements with Comerica Bank-Texas having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States or any agency thereof; and

                  (v) commercial paper of a domestic issuer with maturities of
            180 days or less from the date of acquisition that is rated A-1 by Standard and Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.

            (e) DISTRIBUTIONS. Except for cash dividends on its common stock and cash dividends on the Series A Convertible Preferred Stock of Parent pursuant to SECTION 2(a) of the Certificate of Designation (as hereinafter defined), as in effect on January 20, 1998, which together are not in excess of an aggregate $400,000 per fiscal year and except for dividends payable solely in common stock of Borrower, Borrower will not make or declare any distribution or dividend of any kind to its shareholders or redeem or make any payment or distribution on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Borrower; provided, however, that unless a Default or an Event of Default has occurred and has not been waived in writing by Required Lenders, Borrower may declare and pay such dividends and make such redemptions as are required by the terms of the Series A Convertible Preferred Stock of Parent, based on the number of shares outstanding on January 20, 1998 pursuant to the terms, as written on such date, of (i) that certain Preferred Stock Conversion Agreement (the ("Conversion Agreement") dated as January 19, 1998 among The Travelers Insurance Company, The Travelers Indemnity Company, The Phoenix Insurance Company, The Travelers Life and Annuity Company, The Lincoln National Life Insurance Company, Borrower, and Parent and (ii) the Certificate of Designation attached to the Conversion Agreement as EXHIBIT C (the "CERTIFICATE OF DESIGNATION").

            (f) NATURE OF BUSINESS. Neither Borrower nor Parent will permit any material change to be made in the character of its business as carried on at the date hereof.

            (g) ERISA COMPLIANCE. Neither Borrower nor Parent will at any time permit any Plan maintained by it to:

                  (i) engage in any "prohibited transaction" as such term is defined in SECTION 4975 of the Internal Revenue Code of 1986, as amended;

                  (ii) incur any "accumulated funding deficiency" as such term is defined in SECTION 302 of ERISA; or

                  (iii) terminate any such Plan in a manner which could result in the imposition of a lien on the assets or property of the Borrower pursuant to SECTION 4068 of ERISA.

            (h) CURRENT RATIO AND WORKING CAPITAL. The Parent will not allow its ratio of Current Assets to Current Liabilities to ever be less than 1.0 to 1.0.

            (i) LIQUIDATIONS, MERGERS, CONSOLIDATIONS. Neither Borrower nor Parent shall dissolve or liquidate, or become a party to any merger or consolidation.

            (j) TANGIBLE NET WORTH. The Parent will not permit at any time its Tangible Net Worth to be less than $25,000,000.

            (k) INTEREST COVERAGE RATIO. Parent will not, as of the end of any fiscal quarter, commencing with the quarter ending June 30, 1998, permit its ratio of EBITDA to Interest Expense to be less than 2.75 to 1.0; both EBITDA and Interest Expense will be determined for the four quarters ending with the relevant quarter end. As used herein, "EBITDA" means, for any relevant period and on a consolidated basis, Parent's net income for such period, PLUS, without duplication and to the extent deducted from revenues in determining net income for such period, Interest Expense for such period, income tax expense for such period, depreciation, depletion and amortization for such period, and MINUS, without duplication and to the extent added to revenues in determining net income for such period, all non-cash non-recurring gains during such period, in each case determined in accordance with GAAP. As used herein, "INTEREST EXPENSE" means, for any relevant period and on a consolidated basis, the sum of Parent's gross interest expense for such period, MINUS Parent's gross interest income for such period, determined in accordance with GAAP.

            (l) HEDGING. Borrower will not enter into any Commodity Hedging Agreement or any other advance payment agreement or arrangement pursuant to which Borrower, having received full or substantial payment of the purchase price for a specified quantity of hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, Borrower may enter into Commodity Hedging Agreements if:

            (i) no more than 70% of Borrower's monthly proved developed producing production or no more than 75% of total proved production, as determined according to the most current engineering report delivered pursuant to SECTION 5(b), is subject to such agreements;

            (ii) such agreements have maturities not exceeding twelve (12) months;

            (iii) the counter party to each such agreement has a debt rating of at least "A" as rated by Standard & Poor's or at least "A2" as rated by Moody's Rating Service;

            (iv) Borrower provides to Agent within thirty (30) days after the end of each fiscal quarter a report on its hedging activities containing such information as Agent shall require;

            (v) Borrower shall grant to Agent for the benefit of Lenders and Issuing Lender a first priority security interest in all of Borrower's rights in the Commodity Hedging Agreements and all proceeds thereof; and

            (vi) Required Lenders have given their prior written consent to the form and substance of the Commodity Hedging Agreement that Borrower proposes to execute.

            (m) TRANSACTIONS WITH AFFILIATES. Neither Borrower nor Parent will enter into any material transaction with any Affiliate on terms less favorable to Borrower or Parent, as the case may be, than would have been agreed to if such transaction had been effected with a Person not an Affiliate.

      12. EVENTS OF DEFAULT. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

            (a) The Borrower shall fail to pay when due or declared due any part of the principal of or interest on the Notes or any fee or other indebtedness of the Borrower incurred pursuant to this Agreement or any other Loan Document or any reimbursement obligation under any Letter of Credit, and any such payment default shall continue for more than one Business Day after the Agent notifies the Borrower of such nonpayment;

            (b) Any representation or warranty under the Loan Documents, including this Agreement, or in any certificate or statement furnished or made to the Agent or Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made, or any representation, statement (including financial statements), certificate, report or other data furnished or made under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified (except as such information shall have specifically been replaced or modified);

            (c) Default shall be made in the due observance or performance of any of the covenants or agreements contained in this Agreement;

            (d) Default shall be made in respect of any obligations for borrowed money in excess of $100,000 in the aggregate, other than the Notes, for which the Borrower is liable (directly, by assumption, as guarantor or otherwise), or any other obligations in excess of $100,000 in the aggregate secured by any mortgage, pledge or other Lien with respect thereto on any asset or property of the Borrower, or in respect of any agreement relating to any such obligation, and such default shall continue beyond any applicable grace period; or

            (e) An involuntary petition or complaint is filed against the Borrower or Parent seeking bankruptcy or reorganization of the Borrower or Parent or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or Parent, or of all or a substantial part of its assets and is not dismissed within thirty (30) days; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower or Parent or appointing a receiver, custodian, trustee, intervenor or liquidator of Borrower or Parent, or of all or a substantial part of its assets; or the Borrower or Parent shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for Borrower or Parent or a substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any actions specifically in furtherance of the foregoing;

            (f) Borrower discontinues its usual business; or

            (g) A judgment for the payment of money in excess of $100,000 is rendered by any court or other governmental body against the Borrower and Borrower does not discharge the judgment or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within said period of thirty (30) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP; or

            (h) Borrower shall fail to provide such additional collateral or prepay the principal of the Notes in compliance with the provisions of
      SECTION 6(b) hereof;

            (i) A Change of Control shall occur; or

            (j) A material default shall be made in the due observance or performance of any covenant or agreement contained in any other Loan Document.

      Upon occurrence of any Event of Default specified in SECTION 12(e) hereof, all obligations of the Lenders to make Loans hereunder and all obligations of the Issuing Lender to issue Letters of Credit shall automatically terminate without any notice whatsoever and the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate or notice of acceleration or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. In case of any other Event of Default, all obligations of the Lenders to make Loans hereunder and all obligations of Issuing Lender to issue Letters of Credit shall automatically terminate without any notice whatsoever to Borrower, and the Agent or Required Lenders may declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder, to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate or notice of acceleration or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding; if any such Event of Default arises with respect to covenants set forth in SECTION 10 or SECTION 11(h) or SECTION 11(j) or SECTION 11(k), the Agent or Required Lenders shall give Borrower written notice of any such Event of Default and if Borrower cures such Event of Default to the satisfaction of the Required Lenders within thirty (30) calendar days after such notice, the Lenders may not accelerate the Notes or exercise any other rights due to any such Event of Default which has been so cured. Nothing contained in this SECTION 12 shall be construed to limit or amend in any way the Events of Default enumerated in the Notes, or any other document executed in connection with the transaction contemplated herein.

      Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of the Borrower against any and all of the indebtedness of the Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not any Lender shall have made any demand under this Agreement or the Notes and although such indebtedness may be unmatured. The Lender making such set-off agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this SECTION 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

                            SECTION 13. THE AGENT

      13.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints Comerica Bank-Texas as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

      13.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      13.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

      13.4 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required
Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

      13.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to ) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

      13.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      13.7 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the

Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and all other amounts payable hereunder.

      13.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the extensions of credit made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

      13.9 SUCCESSOR AGENT. The Agent may resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Agent hereunder. Effective upon such appointment and approval, the term "Agent" shall mean such successor agent, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this
SECTION 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

      13.10 ISSUING LENDER. The provisions of this SECTION 13 applicable to the Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, MUTATIS MUTANDIS.

                          SECTION 14. MISCELLANEOUS


      14.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with Borrower or Parent, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement, or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower or Parent, as the case may be, hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan or change the scheduled amortization of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this section or reduce the percentage specified in the definition of Required Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by all Lenders or by the Required Lenders, as the case may be, may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by Borrower or Parent of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral other than in accordance with the terms of the applicable Loan Document or release Parent or Operating from its obligations under its Guarantee other than in accordance with the terms thereof, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of SECTION 13 or this SECTION 14.1 without the written consent of the then Agent, or (iv) amend, modify or waive any provision of
SECTION 2(c) or 2(d) without the written consent of the then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and Parent, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Borrower and Parent, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

      14.2 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Agent and (ii) the Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other
Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent (and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent (and their respective directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), PROVIDED that the Borrower shall have no obligation under this clause (d) (i) to the Agent or any Lender (or any of their respective directors, officers, employers or agents), with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Person or (ii) in respect of the matters addressed by clauses (a), (b) and (c) above. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

      14.3 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Obligations and their respective successors and assigns, except that neither Borrower nor Parent may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to SECTION 14.1. The Borrower agrees that each Participant shall be entitled to the benefits of SECTIONS 4(f), 4(g) and 4(h) with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of SECTION 4(h), such Participant shall have complied with the requirements of said subsection and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor
Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Agent and the Borrower (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Revolving Credit Commitments and Loans, pursuant to an Assignment and Acceptance, substantially in the form of EXHIBIT F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register, PROVIDED that (i) (unless the Borrower and the Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Revolving Loans and Revolving Credit Commitments) and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
(x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection (c) and SECTION 14.3(e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in
SECTION 12(e) shall have occurred and be continuing.

            (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in SECTION 14.6 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Notwithstanding anything in this Agreement to the contrary, no assignment under SECTION 14.3(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Agent shall have recorded the assignment pursuant to
SECTION 14.3(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower shall, upon the request to the Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the amount of such Assignee's Revolving Credit Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the amount of such Lender's Revolving Credit Commitment after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Agent to the Borrower marked "canceled".

            (f) Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee, subject to the provisions of

SECTION 14.15, any and all financial information in such Lender's possession concerning the Borrower or Parent and their Affiliates which has been delivered to such Lender by or on behalf of the Borrower or Parent or which has been delivered to such Lender by or on behalf of the Borrower or Parent in connection with such Lender's credit evaluation of the Borrower or Parent and their Affiliates prior to becoming a party to this Agreement; provided, that prior to any such disclosure, each such Transferee or proposed Transferee shall agree to be bound by SECTION 14.15.

            (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

      14.4 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in SECTION 12(e), or otherwise), and, if such payment or receipt of collateral is a greater percentage of the Benefitted Lender's Loans than the percentage that any such payment to or collateral received by any other Lender, if any, bears to such other Lender's Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders in proportion to their Revolving Credit Commitments; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to, or for the credit or the account of Borrower. Each Lender agrees promptly to notify Borrower and the Agent after any such set-off and application made by such Lender, PROVIDED that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

      14.5 CONFLICTS. In case any term or provision hereof is inconsistent with any term or provision contained in another Loan Document, the term or provision contained in this Loan Agreement shall be controlling.

      14.6 NOTICES. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein (other than actual payments of the Revolving Loan, whether principal, interest or fees) must be given in writing and must be personally delivered or mailed by prepaid certified or registered mail or sent by telecopy to the party to whom such notice or communication is directed at the address of such party as follows:

      (a)   BORROWER:

            Matador E&P Company
            8340 Meadow Road
            Suite 158
            Dallas, Texas 75231
            Attn: Joseph Wm.  Foran
            Fax No. (214) 691-1415

      (b)   PARENT:

            Matador Petroleum Corporation
            8340 Meadow Road
            Suite 158
            Dallas, Texas 75231
            Attn: Joseph Wm.  Foran
            Fax No. (214) 691-1415


      (c)   AGENT and Issuing Lender:

            Comerica Bank-Texas
            P.O. Box 650282
            Dallas, Texas 75265-0282
            Attn: Marty Wilson
            Fax No. (214) 969-6561

      (d)   LENDERS:

            Comerica Bank-Texas
            P.O. Box 650282
            Dallas, Texas 75265-0282
            Attn: Marty Wilson
            Fax No. (214) 969-6561

            Den norske Bank ASA
            Three Allen Center
            333 Clay Street, Suite 4890
            Houston, Texas 77002
            Attn: Charles Hall
            Fax No. (713) 757-1167

Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid, or, if mailed, on the fifth day after it is mailed as aforesaid, or if telecopied, on the day the telecopy is sent. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this SECTION 14.6.

      14.7 EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of the Agent or the Lenders, any right hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Notes or the Loan Documents, nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

      14.8 GOVERNING LAW. THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN OR UNLESS THE LAWS OF ANOTHER STATE REQUIRE THE APPLICATION OF THE LAWS OF SUCH STATE.

      14.9 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

      14.10 MAXIMUM INTEREST RATE. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes or any other obligations arising pursuant hereto any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and in the event any Lender ever receives, collects or applies as interest any such excess, if an acceleration of the maturity of the Notes or if any prepayment by Borrower results in Borrower having paid any interest in excess of the maximum rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes or other obligations for which such excess was received, collected or applied, and, if the principal balance of such Note or other obligations is paid in full, any remaining excess shall forthwith be paid to Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the maximum lawful rate permitted under applicable law. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate of interest permitted by law, Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Notes at the maximum lawful rate under applicable law.

      14.11 ENTIRETY. This Agreement, the Notes, the other Loan Documents, and/or any other documents and instruments referred to herein, embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

      14.12 MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

      14.13 SURVIVAL. All covenants, agreements, undertakings, representations and warranties made in this Agreement, the Notes, or other Loan Documents shall survive all closings hereunder and shall not be affected by any investigation made by any party.

      14.14 PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that Borrower may not, without the prior written consent of each Lender, assign any rights, powers, duties or obligations hereunder.

      14.15 CONFIDENTIALITY. Each Lender agrees to take all reasonable steps to keep confidential any non-public written or oral information (a) provided to it by or on behalf of the Borrower or Parent pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or Parent, in each case that is designated by the Borrower in writing as confidential; PROVIDED that nothing herein shall prevent any Lender from disclosing any such information (i) to the Agent or any other Lender, (ii) to any Transferee or prospective Transferee which receives such information having been made aware of the confidential nature thereof, (iii) to its employees, directors, agents, attorneys, Affiliates, accountants and other professional advisors, (iv) upon the request or demand of any governmental authority having jurisdiction over such Lender, (v) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) in connection with any litigation or dispute arising out of this Agreement or any other Loan Document or arising out of the transactions contemplated by this Agreement or any other Loan Document involving such Lender, or (viii) in connection with the exercise of any remedy hereunder.

      14.16 OTHER AGREEMENTS. THIS WRITTEN LOAN AGREEMENT AND THE. OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    BORROWER:

                                    MATADOR E&P COMPANY


                                    By: /s/ Joseph Wm. Foran
                                        ----------------------------
                                    Its: President
                                         ----------------------------

                                     PARENT:

                                    MATADOR PETROLEUM CORPORATION


                                    By: /s/ Joseph Wm. Foran
                                        ----------------------------
                                    Its: President
                                         ----------------------------


                                    AGENT:

                                    COMERICA BANK-TEXAS

                                    By: /s/ Martin W. Wilson
                                        ----------------------------
                                    Its: Vice President
                                         ----------------------------


                                    ISSUING LENDER:

                                    COMERICA BANK-TEXAS

                                    By: /s/ Martin W. Wilson
                                        ----------------------------
                                    Its: Vice President
                                         ----------------------------

                                    LENDERS:

                                    COMERICA BANK-TEXAS

                                    By: /s/ Martin W. Wilson
                                        ----------------------------
                                    Its:
                                         ----------------------------

                                    DEN NORSKE BANK ASA

                                    By: /s/ Charles E. Hall
                                        ----------------------------
                                        Charles E. Hall
                                    Its: Senior Vice President
                                         ----------------------------


                                    By: /s/ William V. Moyer
                                        ----------------------------
                                        William V. Moyer
                                    Its: First Vice President
                                         ----------------------------

                                  SCHEDULE 1.1

                           EXISTING LETTERS OF CREDIT

1. The SBID Letter of Credit.

                                  SCHEDULE 1.2

                           REVOLVING CREDIT COMMITMENT


Comerica Bank-Texas                 $30,150,000

Den norske Bank ASA                 $14,850,000

                                    EXHIBIT A


                             OIL AND GAS PROPERTIES


                               [See the attached]

                                    EXHIBIT B

                                  FORM OF NOTE

                              REVOLVING CREDIT NOTE

                                  Dallas, Texas

$________________ June 5, 1998

      FOR VALUE RECEIVED, Matador E&P Company, formerly known as Matador Petroleum Corporation, a Texas corporation ("BORROWER"), promises to pay to the order of ___________________________, a ____________________ ("LENDER"), at the
offices of Comerica Bank-Texas, located at Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, in lawful money of the United States of America and in immediately available funds, the principal amount of _______________________________ DOLLARS ($________________) or, if less than such amount, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to the Loan Agreement (as defined herein). Borrower further promises to pay interest to Lender in like money, from the date hereof on the unpaid principal amount hereof from time to time outstanding, at a rate per annum which shall from day-to-day be equal to the lesser of (i) the Maximum Rate or (ii) the Contract Rate or the LIBOR-based Rate, as applicable pursuant to the terms and provisions of the Loan Agreement.

      The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, the date, Type and amount of each Loan made pursuant to the Loan Agreement and the date and amount of each payment and prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loans.

      All terms defined in the Second Amended and Restated Loan Agreement, dated as of the date hereof, entered into among Borrower, Matador Petroleum Corporation, the Lenders named therein, Comerica Bank-Texas, as Agent and Comerica Bank-Texas, as Issuing Lender (as the same may hereafter be amended, modified, increased, supplemented and/or restated from time to time, the "LOAN AGREEMENT") shall have the same meaning when used herein.

      1. PAYMENT TERMS. The principal of, and all accrued interest upon, this Note shall be due and payable at the times and in the amounts provided in the Loan Agreement and on the Maturity Date.

      2. BENEFITS. This Note is one of the Notes referred to in the Loan Agreement. The holder(s) hereof is entitled to the benefits thereof and may enforce the agreements contained therein and exercise the rights provided for thereby or otherwise in respect thereof. This Note is subject to optional and mandatory repayment in whole or in part as provided in the Loan Agreement. Reference to the Loan Agreement shall not affect or impair the absolute unconditional obligation of Borrower to pay the principal of, interest on and any additional payment in connection with this Note.

      3. SECURITY. The payment of this Note is secured by collateral more particularly described in the Loan Agreement.

      4. ACCELERATION OF MATURITY. Upon the occurrence of an Event of Default under the Loan Agreement, and the expiration of any cure period provided in the Loan Agreement, all unpaid principal of, and all interest then accrued on, this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement, without demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of default and all other notices, all of which Borrower hereby expressly waives. Reference is hereby made to the Loan Agreement for a statement of the events upon which the maturity of this Note shall be accelerated automatically.

      5. WAIVER. Except as otherwise expressly provided herein or in the other Loan Documents, Borrower and all sureties, endorses and guarantors of this Note
(i) waive demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of default and all other notices, filing suit and diligence in collecting this Note or enforcing any of the security for this Note, (ii) agree to any substitution, exchange or release of any such security or the release of any person or entity primarily or secondarily liable for this Note, (iii) agree that it will not be necessary for Lender or any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its rights against Borrower or others liable on this Note, or to enforce it rights against any security for this Note, and (iv) consent to any and all extensions for any period, renewals or postponements of time of payment of this Note or any other indulgences with respect hereto, without notice hereof to any of them.

      6. MAXIMUM INTEREST. Regardless of any provision contained in any of the Loan Documents, the holder hereof shall never be entitled to contract for, charge, receive, take, collect, reserve or apply as interest on this Note any amount in excess of the Maximum Rate, and, in the event that holder ever receives, takes, reserves, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and the holder hereof shall, to the extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary and mandatory prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Note and, in such event, the Holder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum
Rate. To the extent federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on federal law instead of the Texas Finance Code or the Texas Credit Title, as amended, for the purpose of determining the Maximum Rate. To the extent that the Texas Credit Title, as amended (the "ACT"), is relevant to any holder of the Loans for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "weekly ceiling", from time to time in effect, as referred to and defined in Chapter
1D of the Act, as modified by Article 1H.003 of the Act; subject, however, to the limitations on such applicable ceiling referred to and defined in the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

      In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the "weekly ceiling" specified in Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

      7. ATTORNEYS' FEES. If this Note is collected by legal proceedings or in or through a bankruptcy court, or is placed in the hands of an attorney for collection after maturity, no matter how maturity is brought about, Borrower agrees to pay reasonable attorneys' fees and all other collection costs incurred by Lender and the holder(s) of this Note.

      8. PREPAYMENT. Except as otherwise provided herein, this Note may be prepaid in whole or in part at any time without premium or penalty (other than amounts due from Borrower under SECTION 4 of the Loan Agreement in connection with any LIBOR Rate Loan that is repaid or converted prior to the expiration of the corresponding Interest Period); provided that all interest accrued on the amount prepaid must be prepaid at the same time as the prepayment of principal. All prepayments made after the Revolver Termination Date shall be applied to principal installments due in inverse order of maturity.

      9. GOVERNING LAW AND VENUE. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

      10. HEADINGS. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

      11. MODIFICATION AND EXTENSION. This Note is given in modification and increase of, but not in extinguishment of, that certain Seventh Renewal and Extension Note in the original principal amount of $50,000,000.00 dated January 20, 1998, from Borrower to Comerica Bank-Texas which Promissory Note was given in renewal and extension of, but not in extinguishment of, prior promissory notes from Borrower to Comerica Bank-Texas (collectively, the "PRIOR NOTES"). The execution of this Note is not intended to and shall not cause or result in a novation with regard to the indebtedness evidenced by the Prior Notes.

      12.   NO ORAL AGREEMENTS.   THIS NOTE AND THE OTHER LOAN DOCUMENTS
REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first herein written.

                                    MATADOR E&P COMPANY, formerly known as
                                    MATADOR PETROLEUM CORPORATION


                                    By:____________________________________
                                              Joseph Wm. Foran, President

                                    EXHIBIT C


                              MATERIAL LIABILITIES


                                      None

                                    EXHIBIT D


                                   LITIGATION


                                      None

                                    EXHIBIT E


      ENVIRONMENTAL LIABILITIES


                                      None

                                    EXHIBIT F

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE


      Reference is made to the Second Amended and Restated Loan Agreement, dated as of June 5, 1998 (as amended, supplemented or otherwise modified from time to time, the "LOAN AGREEMENT"), among Matador E&P Company, Inc., a Texas corporation (the "BORROWER"), Matador Petroleum Corporation, a Texas corporation ("PARENT"), the Lenders named therein, Comerica Bank - Texas, as agent for the Lenders (in such capacity, the "AGENT"), and Comerica Bank - Texas, as Issuing Lender. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

      The Assignor identified on Schedule 1 hereto (the "ASSIGNOR") and the Assignee identified on Schedule 1 hereto (the "ASSIGNEE") agree as follows:

      1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "ASSIGNED INTEREST") in and to the Assignor's rights and obligations under the Loan Agreement with respect to those credit facilities contained in the Loan Agreement as are set forth on Schedule 1 hereto (individually, an "ASSIGNED FACILITY"), collectively, the "ASSIGNED FACILITIES"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

      2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument, document or collateral furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Parent, any of the subsidiaries of Parent or any other obligor or the performance or observance by the Borrower, the Parent, any of the subsidiaries of Parent or any other obligor of any of their respective obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and
(ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

      3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements delivered pursuant to SECTION 8(f) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to SECTION 4(h) of the Loan Agreement. To the extent Assignee is a Non-U.S. Lender, attached hereto are the forms required to be delivered by it in accordance with SECTION 4(h) of the Loan Agreement.

      4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "EFFECTIVE DATE"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

      5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

      6. From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

      7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

             Schedule 1 to Assignment and Acceptance relating to
               the Second Amended and Restated Loan Agreement,
                       dated as of June 5, 1998, among
          Matador E&P Company, Inc., Matador Petroleum Corporation,
           the several lenders from time to time parties thereto (the "LENDERS"), Comerica Bank - Texas, as Agent for the Lenders,
               and Comerica Bank - Texas, as Issuing Lender.

Name of Assignor: _______________________

Name of Assignee: _______________________

Effective Date of Assignment: ______________

     Credit                Principal
Facility Assigned       Amount Assigned         Commitment Percentage Assigned
-----------------       ---------------         ------------------------------

                        $
           %            -----------
-------------


[Name of Assignee]                              [Name of Assignor]

By: ____________________________________        By:__________________________
       Title:                                                     Title

[Consented to and] Accepted for Recording in the Register:

Comerica Bank - Texas
as Agent


By:_____________________________________
      Title

[Consented to:

MATADOR E&P COMPANY, INC.


By:_____________________________
      Title:]

[Consented to:

MATADOR PETROLEUM CORPORATION


By:_____________________________
      Title:]

                                    EXHIBIT G

                                FORM OF GUARANTY

                             UNCONDITIONAL GUARANTY

      1. The undersigned, ________________________ a Texas corporation ("GUARANTOR"), whose address is 8340 Meadow Road, Suite 158 Pecan Creek, Dallas, Texas 75231, hereby irrevocably, unconditionally and absolutely guarantees in favor of Comerica Bank-Texas, as agent (in such capacity, "Agent") for the Lenders and Issuing Lender from time to time parties to that certain Second Amended and Restated Loan Agreement, dated as of the date hereof, among Matador E&P Company, a Texas corporation ("BORROWER"), Guarantor, the Lenders named therein, Comerica Bank-Texas, as Agent and Comerica Bank-Texas, as Issuing Lender (as the same may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time, the "LOAN AGREEMENT"), their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance when due, after the expiration of any applicable cure period under the Loan Agreement, if any, of all Guaranteed Obligations (as herein defined).

      As used herein, "GUARANTEED OBLIGATIONS" means all obligations, interest (including any interest which, but for the application of the provisions of the United States Bankruptcy Code, would have accrued on amounts owed by Borrower), principal, fees, expenses (including, without limitation, the reasonable attorneys' fees of Agent, Lenders and Issuing Lender) and other amounts now or hereafter owing by Borrower to Lenders and Issuing Lender, including, without limitation, (i) all obligations and liabilities incurred pursuant to, or arising in connection with, the Loan Agreement, (ii) all obligations, liabilities and indebtedness represented or evidenced by any promissory note executed pursuant to the Loan Agreement and any renewal, extension, modification, increase or substitution thereof, (iii) all reimbursement obligations arising with respect to any and all letters of credit issued by Issuing Lender and (iv) any and all losses, costs, expenses, and damages suffered or incurred by Agent, Lenders or Issuing Lender as a consequence of Borrower's becoming the subject of a proceeding pursuant to, whether voluntarily or involuntarily, the United States Bankruptcy Code, as amended. This is an irrevocable, unconditional and continuing guaranty of payment, and not a guaranty of collection, and Agent, Lenders or Issuing Lender may enforce Guarantor's obligations hereunder without first suing or enforcing its rights or remedies against Borrower or any other obligor or enforcing or collecting any present or future collateral security for the Guaranteed Obligations.

      2. Payment of any sum or sums due to Agent, Lenders or Issuing Lender hereunder will be made by Guarantor immediately upon demand by Agent. Guarantor hereby transfers and conveys to Agent for the benefit of Lenders and Issuing Lender any and all of its balances, credits, deposits, accounts, items and monies now or hereafter in possession or control of, or otherwise with Agent, and Agent is hereby given, for the benefit of Lenders and Issuing Lender, a security interest upon and in all property of Guarantor of every kind and description now or hereafter in the possession or control of Agent for any reason, including all dividends and distributions or other rights in connection therewith.
Guarantor agrees that its obligation hereunder shall not be discharged or impaired in any respect by reason of any failure by Agent to perfect, or continue perfection of, any lien or security interest in any security or any delay by Agent in perfecting any such lien or security interest.

      3. Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) notice of the extension of credit by Lenders or Issuing Lender to Borrower, (c) notice of the occurrence of any breach or default by Borrower in respect of the Guaranteed Obligations, (d) notice of the sale or foreclosure on any collateral for the Guaranteed Obligations, (e) notice of the transfer of any part or all of the Guaranteed Obligations to any third party, (f) demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and (g) all other notices.

      4. Guarantor hereby consents and agrees to, and acknowledges that its obligations hereunder shall not be released or discharged by, the following: (a) the renewal, extension, modification, increase, amendment or alteration of the Loan Agreement, the Guaranteed Obligations or any related document or instrument; (b) any forbearance, waiver, extension or compromise granted to Borrower by Lenders or Issuing Lender; (c) the insolvency, bankruptcy, liquidation or dissolution of Borrower or any other obligor; (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations;
(e) the full or partial release of Borrower or any other obligor; (f) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Obligations; (g) the failure of Agent, Lender or Issuing Lender to properly obtain, perfect or preserve any security interest or lien in any such collateral; (h) the failure of Agent, Lender or Issuing Lender to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; (i) the time for the Borrower's performance of or compliance with any covenant or agreement contained in the Loan Agreement or any other Loan Document (as such term is defined in the Loan Agreement) may be extended or such performance or compliance may be waived; and (j) any other act or omission of Agent, Lenders, Issuing Lender, Borrower or any other Person or any other circumstance which would otherwise constitute or create a legal or equitable defense in favor of Guarantor.

      5. Guarantor hereby waives any rights of subrogation, reimbursement, indemnity, or contribution which he may have as a result of paying the Guaranteed Obligations until all of the Guaranteed Obligations have been paid in full in cash.

      6. Guarantor represents and warrants that (a) it has received or will receive direct or indirect benefit from the making of this Guaranty and the creation of the Guaranteed Obligations; (b) Guarantor is familiar with the financial condition of Borrower and the value of any collateral security for the Guaranteed Obligations; (c) neither Agent, Lenders nor Issuing Lender has made any representations to Guarantor in order to induce Guarantor to execute this Guaranty; (d) as of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed his obligations, liabilities and debts; (e) the execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor or any of its assets; (f) this Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights; and (g) all representations and warranties made by Guarantor herein shall survive the execution hereof.

      7. Guarantor hereby acknowledges that Guarantor's termination or disposition of any ownership interest in Borrower shall not alter, affect or in any way limit the obligations of Guarantor hereunder.

      8. In the event Borrower is a corporation, joint stock association or partnership, or is hereafter incorporated, if the indebtedness at any time hereafter exceeds the amount permitted by law, or Borrower is not liable because the act of creating the obligation is ultra vires, or the officers or persons creating same acted in excess of their authority, and for these reasons any part of the Guaranteed Obligations cannot be enforced against the Borrower, such fact shall in no manner affect Guarantor's liability hereunder; but Guarantor shall be liable hereunder, notwithstanding any finding that Borrower is not liable for part or all of the Guaranteed Obligations, and to the same extent as Guarantor would have been if the Guaranteed Obligations had been enforceable against Borrower.

      9. In the event of a default in the payment or performance of all or any part of the Guaranteed Obligations when such Guaranteed Obligations become due, whether by its terms, by acceleration or otherwise, Guarantor shall, without notice or demand, promptly pay the amount due thereon to Agent, in lawful money of the United States, at Agent's address set forth in the Loan Agreement. One or more successive or concurrent actions may be brought against Guarantor, either in the same action in which Borrower is sued or in separate actions, as often as Agent deems advisable. The exercise by Agent of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. No delay on the part of Agent in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by Agent, and then only in the specific instance and for the purpose given. The books and records of Agent, Lenders and Issuing Lender shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be PRIMA FACIE evidence of the payments made on, and the outstanding balance of, the Guaranteed Obligations.

      10. If Agent, Lenders or Issuing Lender must rescind or restore any payment, or any part thereof, received by Agent, Lenders or Issuing Lender in satisfaction of any part of the Guaranteed Obligations, any prior release or discharge from the terms of this Guaranty given to Guarantor by Agent shall be without effect, and this Guaranty shall be reinstated and remain in full force and effect. It is the intention of Borrower and Guarantor that Guarantor's obligations hereunder shall not be discharged except by Guarantor's indefeasible performance of such obligations and then only to the extent of such performance.

      11. All notices shall be given as provided by the terms of the Loan Agreement and to the addresses for notices set forth in the Loan Agreement.

      12. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, transferees, indorsees and legal representatives.

      13. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

      14. This Guaranty embodies the entire agreement between the parties hereto, and supersedes all prior agreements, conditions and understandings, if any, related to the subject matter hereof. This Guaranty may be amended only by a written instrument executed by Guarantor and Agent. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty. For purposes of litigation pertaining to this Guaranty, Guarantor hereby irrevocably consents and submits to the exclusive personal jurisdiction of state and federal courts located in the State of Texas. Guarantor and Agent each agrees that Dallas County, Texas, is a convenient forum in which to decide any dispute related to this Guaranty or the Loan Agreement and agrees that all actions pertaining to this Guaranty and the Loan Agreement shall be brought in Dallas County, Texas. In addition to the obligation of Guarantor set forth in SECTION 1 hereof, Guarantor shall pay to Agent, Lenders or Issuing Lender all costs and expenses (including court costs and attorneys' fees) incurred by any of Agent, Lenders or Issuing Lender in the preservation or enforcement of its rights and remedies hereunder.

      15. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

      EXECUTED this June 5, 1998.

                                   GUARANTOR:

                                    --------------------------------------


                                    By:___________________________________
                                    Its:__________________________________